Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ERGO ACQUISITION LLC,

as Acquiror,

ALOHA MERGER SUB LLC,

as Sub,

EBP LIFESTYLE BRANDS HOLDINGS, INC.,

as the Company,

and

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

as the Stockholder Representative

Dated as of December 27, 2024

______________________________________________________________________________

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 27, 2024 (this “Agreement”), is by and among (i) ERGO Acquisition LLC, a Delaware limited liability company (“Acquiror”), (ii) Aloha Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Sub”), (iii) EBP Lifestyle Brands Holdings, Inc., a Delaware corporation (the “Company”), and (iv) Compass Group Diversified Holdings LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative (as defined herein).

RECITALS

WHEREAS, the Boards of Directors of each of Acquiror, Sub and the Company have unanimously (i) determined that the merger of Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders, and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of the Company has resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, the Company has delivered evidence of the affirmative vote or consent of the Holders of at least 85% of the Shares, approving the Merger and the transactions contemplated herein (the “Stockholder Written Consent”); and

WHEREAS, Acquiror, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1        Certain Defined Terms. For purposes of this Agreement:

“Accrued Income Taxes” means the amount (which shall not be less than zero), for each applicable jurisdiction, equal to the accrued, but unpaid, Income Taxes of the Company or its Subsidiaries as of the Closing that either (i) are set forth on a Tax Return that was filed prior to the Closing or (ii) are required to be set forth on a Tax Return of the Company or its Subsidiary that is first due subsequent to the Closing Date and that is filed a jurisdiction in which the Company or the applicable Subsidiary filed a Tax Return in the immediately preceding taxable period that last ended in such jurisdiction prior to the Closing Date with respect to any Pre-Closing Tax Period beginning on or after January 1, 2024, determined as if the current taxable period of the Company and its Subsidiaries were treated as ending on the Closing Date, calculated on an entity-by-entity basis (i.e., deductions and losses of one entity may not be used to offset income and gain of another entity unless such offset actually reduces the Income Taxes of such other entity); provided that, such amounts shall be calculated by (a) allocating Transaction Tax Deductions to the Pre-Closing Tax Period, but only to the extent “more likely than not” deductible (or deductible at a higher confidence level) under applicable Law in such periods, (b) applying the methodology and principles set forth in Section 6.5 with respect to any Straddle Period, (c) excluding any amounts otherwise specifically taken into account in calculating any of Net Working Capital, Indebtedness, Transaction Expenses, or any other amount that results in a reduction to the Merger Consideration as finally determined pursuant to Section 2.3, (d) excluding (i) any Taxes resulting from any action taken by Acquiror (or any of its Affiliates) or the Company or any of its Subsidiaries on the Closing Date, but subsequent to the Closing, that are not specifically contemplated by this Agreement and are outside the ordinary course of business and (ii) any Taxes resulting from any Stockholder Representative Tax Matter, (e) taking into account any and all estimated payments, prepaid payments, and overpayments of Tax made prior to the Closing Date, but only to the extent they have the effect of reducing (but not below zero in the applicable jurisdiction or for the applicable taxpaying entity) the particular current Income Tax liability in respect of which such overpayments or estimated payments, as applicable, were made, (f) taking into account any deferred Income Tax liability under Section 965 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (g) including in taxable income any adjustment under Section 481 of the Code (or any comparable provision of state, local or non-U.S. Law), including any adjustment or deduction arising as a result of the Merger or any of the other transactions contemplated hereby, (h) taking into account all Taxes arising (or that would arise) from the settlement, repayment, retirement, cancellation or elimination of any intercompany balance or excess loss account relating to the Company and its Subsidiaries existing on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), and (i) including any Tax attributable to an inclusion under (1) Section 951(a) of the Code (or any similar provision of foreign, state or local Law) attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or non-U.S. Law ) received or accrued on or prior to the Closing Date that is related or attributable to the Company or any Subsidiary or (B) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state, local, or non-U.S. Law) on or prior to the Closing Date that is related or attributable to the Company or any Subsidiary, or (2) Section 951A of the Code (or any similar provision of foreign, state or local Law) attributable to “global intangible low-taxed income” received or accrued on or prior to the Closing Date that is related or attributable to the Company or any Subsidiary, in each case with respect to the foregoing clauses (1) and (2), with the items of income received or accrued on or prior to the Closing Date being determined as if the taxable year of the Company or any Subsidiary ended on the Closing Date.

“Acquiror Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Acquiror of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

“Action” means any claim, action, suit, complaint, charge, arbitration, audit, litigation, formal investigation, formal inquiry or proceeding by or before any Governmental Authority.
“Additional Merger Consideration” means the sum of any amounts payable to Stockholders and holders of In-the-Money Options from (i) the Adjustment Escrow Account in accordance with Section 2.13(g); (ii) the Stockholder Representative Holdback Amount in accordance with Section 2.14(b); and (iii) any Royalties (as defined in the Royalty Agreement) remitted to the Stockholder Representative in accordance with Section 5.7; in the case of each of (i) and (ii), if, when and to the extent payable as provided in each such Section.

“Additional Per Share Merger Consideration” means (i) the Additional Merger Consideration divided by (ii) the Fully Diluted Share Number.

“Adjustment Escrow Amount” means $2,000,000.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that (i) with respect to Acquiror, in respect of any period commencing prior to the Closing, “Affiliate” shall not include the Company and its Subsidiaries and, in respect of any period commencing at or after the Closing, “Affiliate” shall include the Surviving Corporation and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any Holder or any Affiliates of any Holder. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Option Exercise Price” means the aggregate cash exercise prices payable upon the exercise in full of all In-the-Money Options outstanding as of immediately prior to the Effective Time.

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, the Restrictive Covenant Agreement, and all other agreements, documents or instruments required to be delivered by any party pursuant to this Agreement.

“Applicable Accounting Principles” means the accounting principles, practices, assumptions, conventions and policies described in Exhibit F.

“BabyBjorn Litigation” means BabyBjorn AB v. The Ergo Baby Carrier, Inc., Case No. 23-cv-00446, filed on January 20, 2023, in the Central District of California.

“BabyBjorn Litigation Europe” means the court proceedings of BabyBjörn AB v. ERGObaby Europe GmbH and others, court reference number 327 O 275/24, filed on 30 January 2024 with the regional court (Landgericht) of Hamburg as well as the procedure in interim relief BabyBjörn AB ./. ERGObaby Europe GmbH u.a., court reference number 312 O 175/23 with the regional court (Landgericht) of Hamburg.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Los Angeles, California.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries, minus (a) the sum of the amount of cash necessary to cover any checks issued by the Company or its Subsidiaries but uncleared or in transit out of the Company or the applicable Subsidiary (to the extent that there is a corresponding reduction in the related account payable (if applicable)), plus (b) the amount of any checks and drafts deposited or in transit (including ACH deposits and wires in transit) into the Company or its Subsidiaries but not yet cleared (to the extent there is a corresponding reduction in the related account receivable (if applicable)), in each case calculated on a basis consistent with the Applicable Accounting Principles.

“CCC” means the California Corporations Code.

“Closing Merger Consideration” means (i) the Estimated Merger Consideration, minus (ii) the Adjustment Escrow Amount, minus (iii) the Stockholder Representative Holdback Amount.

“Closing Per Share Merger Consideration” means (i) the Closing Merger Consideration divided by (ii) the Fully Diluted Share Number.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Products” means the products, tools, or applications, either complete or under development, that have been, are currently or that are currently intended to be, developed, produced, manufactured, marketed, sold, offered for sale, imported, exported, supplied, provided, promoted, licensed, distributed, supported, made available, or otherwise commercialized by the Company or any of its Subsidiaries for revenue.

“Company Systems” means all Software (including related databases, applications and documentation), hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, websites, interfaces, platforms, servers, circuits, cable networks, peripherals and other computer or information technology systems, that are held, owned or used by the Company and its Subsidiaries.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Deferred Revenue” means (a) all amounts constituting or recorded as deferred revenue or similar amounts, including any deposits, prepayments, undeposited funds, royalty or advance payments received with respect to or constituting unearned or deferred revenue, prepaid and unrecognized revenue, prepaid fees, retainers and other amounts representing or constituting deferred revenue for products to be provided or services to be performed by or on behalf of the Company after the Closing and (b) all customer overpayments and credit balances, in each case, as of the Closing. Notwithstanding the foregoing, “Deferred Revenue” does not include deposits made by the Company on future purchases of inventory.

“Employee Optionholders” means all Optionholders other than those set forth on Schedule 1.1-OH.

“Employee Portion of the Option Payment Amount” means the Option Payment Amount allocable to the Employee Optionholders.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, easement or encroachment (other than those created under applicable securities Laws, and not including any license of Intellectual Property in the ordinary course of business).

“Enterprise Value” means $104,000,000.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Laws” means any applicable Law that requires or relates to: (a) intended or actual Releases of pollutants or hazardous substances or materials, or violations of discharge limits; (b) preventing or reducing the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting species or ecological amenities; (f) reducing the risks inherent in the transportation of any Hazardous Material; (g) investigation or remediation of a Release of pollutants, preventing the threat of such Release or paying the costs of the same; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment based on exposure to Hazardous Materials or permitting self-appointed representatives of the public interest to recover for injuries done to public assets from exposure to Hazardous Materials; (i) the authority of any Governmental Authority regulating, or creating any liability for, worker safety or the Release or cleanup of or exposure to Hazardous Materials, including but not limited to the federal Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the federal Solid Waste Disposal Act, the federal Clean Air Act, federal Clean Water Act, the federal Toxic Substances Control Act, the federal Hazardous Materials Transportation Act, the federal Occupational Safety and Health Act, the federal Oil Pollution Act, the federal Endangered Species Act, the federal Emergency Planning and Community Right-to-Know Act, and their state counterparts and any similar laws and regulations in any non-U.S. jurisdiction; and (j) the protection or preservation of public health or the Environment.

“Environmental Permits” means all Permits under any Environmental Law.

“Escrow Agent” means Citibank, National Association.

“Escrow Agreement” means that certain escrow agreement, entered into as of the date hereof, by and among the Escrow Agent, the Stockholder Representative and Acquiror, in substantially the form attached hereto as Exhibit G, pursuant to which the Escrow Agent will administer the Adjustment Escrow Account.

“Estimated Merger Consideration” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if applicable, minus (iv) the Working Capital Underage, if applicable, plus (v) the Aggregate Option Exercise Price, minus (vi) the Estimated Indebtedness, minus (vii) the Estimated Transaction Expenses.

“Fraud” means with respect to any Person, the actual and intentional (and not constructive) misrepresentation of a material fact by such Person with respect to the making of the representations and warranties in ARTICLE III or ARTICLE IV (as applicable) with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such Person that such representation was false when made and which was made with the specific intent to deceive or mislead the other Person and upon which such other Person has reasonably relied to its detriment.

“Fully Diluted Percentage” means, with respect to any holder of Shares or Options, a ratio (expressed as a percentage) equal to (i) the sum of (A) the number of Shares, if any, held by such holder as of immediately prior to the Effective Time and (B) the number of Shares issuable upon the exercise in full of all outstanding In-the-Money Options held by such holder as of immediately prior to the Effective Time, divided by (ii) the Fully Diluted Share Number.

“Fully Diluted Share Number” means (i) the aggregate number of Shares (other than Cancelled Shares) outstanding as of immediately prior to the Effective Time plus (ii) the aggregate number of Shares issuable upon the exercise in full of all In-the-Money Options outstanding as of immediately prior to the Effective Time, whether or not vested or currently exercisable.

“GAAP” means in the United States, or any other stated jurisdiction, generally accepted accounting principles as in effect from time to time applied consistently throughout the periods involved.

“German Subsidiary” means ERGObaby Europe GmbH having its registered office in Hamburg, Germany and being registered with the commercial register of the local court (Amtsgericht) of Hamburg, Germany under registration number HRB 119049.

“Governmental Authority” means any United States or non-United States national, federal, supranational, state, provincial or local governmental, regulatory or administrative authority, branch, agency, commission, division or any court, tribunal or judicial or arbitral body of competent jurisdiction.

“Hazardous Materials” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is regulated based on it being explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other applicable Law (including, but not limited to, CERCLA, and any other so called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) per- and polyfluoroalkyl substances, including but not limited to PFAS, PFOA, PFOS, Gen X and PFBs; and (e) any other substance or material (regardless of physical form) or form of energy that is subject to any applicable Law which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, or animal life, from exposure to any solid, liquid, gas, odor, noise or form of energy.

“Holders” means the Stockholders and Optionholders.

“Income Tax” means (i) all Taxes based upon, measured by, or calculated with respect to (A) net income or profits (including any gross receipts, capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (B) multiple bases (including, but not limited to, corporate franchise or doing business) if such Tax may be based, measured by or calculated with respect to one or more items described in clause (i)(A) above; and (ii) any nonresident withholding Income Taxes required to be withheld by the Company or any of its Subsidiaries in lieu of a Tax described in clause (i) on behalf of any direct or indirect owner of the Company or any of its Subsidiaries.

“Indebtedness” means, as at a specified date, without duplication, (i) the unpaid principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (A) indebtedness for borrowed money of the Company and its Subsidiaries or incurred in substitution or exchange for indebtedness for money borrowed and (B) indebtedness of the Company and its Subsidiaries evidenced by any note, bond, debenture or other debt security; (ii) reimbursement obligations of the Company and its Subsidiaries under letters of credit, performance bonds or similar obligations, in each case, only to the extent drawn; (iii) Accrued Income Taxes; (iv) any amounts for the deferred purchase price of goods, assets, securities and services, including any earn out liabilities and other contingent consideration associated with past acquisitions; (v) all Deferred Revenue, customer deposits and obligations to repay deposits or other amounts advanced by a third party, including advance royalties paid under licensing arrangements; (vi) any obligations under leases which are not accounted for as operating leases under GAAP; (vii) obligations secured by an Encumbrance on any of the Company’s or its Subsidiaries’ assets; (viii) conditional sale agreements; (ix) all obligations under any interest rate, currency, commodity or other hedging, swap, forward or option agreement; (x) unpaid management fees; (xi) liabilities relating to the Company’s or any of its Subsidiaries’ 401(k) plan matching practices or policies attributable to any period, ending on or prior to the Closing Date; (xii) liabilities with respect to any unfunded or underfunded defined benefit pension plan sponsored by the Company or its Subsidiaries accrued on or prior to the Closing Date; (xiii) all costs, expenses and fees incurred but unpaid (whether or not invoiced) through Closing by the Company and/or its Subsidiaries in connection with the BabyBjorn Litigation and BabyBjorn Litigation Europe; and (xiv) guarantees by the Company and its Subsidiaries of any of the items set forth in clauses (i) through (xiii) of any other Person. Notwithstanding the foregoing, “Indebtedness” does not include (1) any lease obligations accounted for as an operating lease under GAAP, (2) intercompany obligations between or among the Company and any of its Subsidiaries set forth on Schedule 1.01 of the Disclosure Schedules, (3) any obligations under any undrawn letters of credit, performance bonds or similar obligations, and (4) any amounts with respect to Cash, Net Working Capital or Transaction Expenses.

“Intellectual Property” means any rights in any of the following in any jurisdiction: (i) registered and unregistered trade names, trademarks and service marks, internet domain names, trade dress, brand names, logos, slogans, designs, social media accounts (including login credentials), corporate names and other similar designation of source, association or origin; (ii) all patents and pending applications for patents, patent disclosures; (iii) copyrights (registered or unregistered), including copyrights in computer software, works of authorship (whether or not copyrightable), database rights and moral rights, and copyrightable works; (iv) mask works and registrations and applications for registration thereof; (v) inventions (whether or not patentable or reduced to practice), all improvements thereto, invention disclosures, discoveries, ideas, processes, formulae, designs, models, industrial designs (including utility models, designs and industrial property), confidential and proprietary information, including trade secrets and know-how; (vi) Software (including in source code, executable code and object code form), databases and data collections and all rights therein; (vii) all registrations and applications for registration, together with all renewals, reissues, reexaminations, divisions, continuations, continuations-in-part, revisions and extensions of any of the foregoing; (viii) any other intellectual property and proprietary rights; (ix) copies and tangibles embodiments thereof (in whatever form or medium); (x) all goodwill associated with any of the foregoing; and (xi) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs laws.

“Inventory” means all finished goods, raw materials, works in progress, supplies, parts and other inventories, whether held for lease, sale or furnishing under contracts of service, in each case, wherever located.

“In-the-Money Option” means an Option having a per Share exercise price less than the Closing Per Share Merger Consideration, subject to adjustment in accordance with Section 2.13(g)(v).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Company means the actual knowledge of Jason Frame, James Stein, Kevin Clark, Demetrius Romanos, and Petty Rader as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after inquiry of such Persons’ direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Authority.

“Leased Real Property” means the real property leased or subleased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased or subleased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Licensed Intellectual Property” means the license agreements set forth on Schedule 3.17(a)(viii) of the Disclosure Schedules.

“Loss” or “Losses” means any and all losses, Taxes, damages, liabilities, deficiencies, claims, awards, assessments, judgments, penalties, fines, interest, costs and expenses (including attorneys’, accountants’, consulting and expert fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing, and any premiums for any appeal bond, attachment bond or similar bond expenses).

“Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Company and its Subsidiaries to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements; provided however, that, in the case of clause (i) only, no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (4) any adoption, implementation, modification, repeal or other changes in any applicable Laws, decrees, orders or other directives of any Governmental Authority (including any actions taken by any Governmental Authority in connection with any of the events set forth in clauses (6), (7), (8) or (9) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles (including GAAP), or in interpretations of any of the foregoing, (5) any failure by the Company or its Subsidiaries to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities (including hacking, data loss, ransomware and other unauthorized cyber intrusions that seek to compromise the confidentiality, integrity or availability of computer or communication systems or information therein), governmental shutdown or slowdown, or any escalation or worsening of any such conditions, including, for the avoidance of doubt, the conflict between Russia and Ukraine and any escalation or worsening thereof, and any sanctions or other Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, regional, national or international cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (9) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (10) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its

Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (11) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement, (12) any matter set forth in the Disclosure Schedules or (13) any actions taken (or omitted to be taken) at the request or with the consent of Acquiror; provided, in the case of clauses (1), (2), (4), (6), (7), (8) and (9), that the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the geographic markets in which the Company and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).

“Measurement Time” means 11:59 p.m. on the date immediately prior to the Closing Date.

“Merger Consideration” means the Estimated Merger Consideration, as it may be adjusted in accordance with Section 2.13.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company and its Subsidiaries that are included in the line item categories of current assets specifically identified on the Sample Statement, including current Tax assets other than Income Tax assets, minus (ii) the current liabilities of the Company and its Subsidiaries that are included in the line item categories of current liabilities specifically identified on the Sample Statement, including current Tax liabilities other than Income Tax liabilities, in each case calculated on a basis consistent with the Applicable Accounting Principles and the Sample Statement. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts with respect to Cash, Indebtedness, Transaction Expenses, Income Tax assets, Income Tax liabilities, or any Taxes resulting from any Stockholder Representative Tax Matter.

“Option” means each outstanding option to purchase Shares.

“Option Payment Amount” means an amount necessary to make payment of the aggregate amounts due to Optionholders pursuant to Section 2.9.

“Optionholder” means each holder of Options.

“Organizational Documents” of an entity means such entity’s (a) articles of incorporation, certificate of incorporation, certificate of formation or similar document (including any similar document of any entity in any non-United States jurisdiction), (b) bylaws, limited liability company operating agreement, partnership agreement or similar document (including any similar document of any entity in any non-United States jurisdiction), and (c) any amendment or supplement to any of the foregoing.

“Out-of-the-Money Option” means an Option having a per Share exercise price equal to or greater than the Closing Per Share Merger Consideration, subject to adjustment in accordance with Section 2.13(g)(v).

“Owned Intellectual Property” means the Registered Company IP, Unregistered Company IP and the Company Trade Secrets.

“Paying Agent” means Citibank, National Association.

“Paying Agent Agreement” means that certain paying agent agreement, entered into as of the date hereof, by and among the Paying Agent, the Stockholder Representative and Acquiror, in substantially the form attached hereto as Exhibit H.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, in each case, for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, warehousemens’, processors’, maritime, materialmens’, consignees’ and other similar liens (A) arising or incurred in the ordinary course of business and (B) which do not relate to a dispute with any third-party or the failure of the Company or any of its Subsidiaries to comply with its obligations to any third-party, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) liens granted to any lender at the Closing in connection with any financing by Acquiror of the transactions contemplated hereby, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased that, in each case, is recorded or might be shown by a current, accurate survey or such property and which do not and would not interfere with the present use or occupancy of such real property, and (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances with respect to real property that would not reasonably be expected to interfere with the present use and/or occupancy of the assets of the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means any information relating to an identified or identifiable natural person (‘data subject’); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person. For the avoidance of doubt, personal data shall include public and non-public information as well as sensitive personal information or special categories of personal information as defined by applicable Privacy Laws.

“Pre-Closing Tax Period” means each of (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period that ends on, and includes, the Closing Date.

“Privacy Laws” means all applicable U.S. and global Laws relating to the Processing of Personal Information, data privacy, data protection and data security, including without limitation (1) European Union Regulation entitled ‘Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC’ (“GDPR”), and the EU e-Privacy Directive (Directive 2002/58/EC) (the “e-Privacy Directive”) (collectively, “EU Data Protection Law”); (2) U.S. federal and state regulations and guidelines, including but not limited to the California Consumer Privacy Act of 2018 (Cal. Civ. Code §§ 1798.100 to 1798.199), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Payment Card Industry Data Security Standard (“PCI-DSS”); (3) the local law of the place(s) where Processing by a party and its Persons takes place; (4) electronic, direct and phone marketing laws; and (5) in each case, all of the foregoing as amended, replaced or supplemented from time to time, and all subordinate legislation made under them, together with any codes of practice, regulations or other guidance issued by the governments, agencies, data protection regulators, or other authorities in the relevant countries or jurisdictions.

“Processing” or “Processed” means any operation or set of operations performed upon Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, combination, restriction, erasure or destruction.

“Public Health Measures” means any quarantine, “shelter-in-place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation issued or promulgated by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to any epidemic, pandemic or outbreak of disease (including, for avoidance of doubt, COVID-19), or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation is in place currently or is issued, promulgated or modified hereafter.

“Related Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, controlling Persons, employees, agents, Representatives, any family member of any of the foregoing and the respective successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives.

“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, entered into as of the date hereof, by and among the Company, Acquiror and Compass Group Diversified Holdings LLC, in substantially the form attached hereto as Exhibit I.

“Sample Statement” means the illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Transaction Expenses prepared in accordance with the Applicable Accounting Principles, Section 2.13 and as set forth on Exhibit A.

“Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.

“Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.

“Security Incident” means any actual (or material attempt at) unauthorized access to, acquisition of, or unlawful Processing, loss or disclosure of confidential information, Personal Information or User Data.

“Shares” means the shares of Company Common Stock.

“Software” shall mean all software, computer programs, databases, interfaces, firmware, modules, algorithms and routines (in both source code and object code form) and all documentation and materials relating to any of the foregoing.

“Sponsor” means any (i) Governmental Authority or (ii) university, college, or other educational institution, research center or nonprofit organization.

“Stockholder” means each holder of Shares.

“Stockholder Representative Holdback Amount” means $4,000,000, as such amount may be adjusted in accordance with Section 2.13(g)(v).

“Stockholder Representative Tax Matter” means, before the finalization of the Merger Consideration pursuant to Section 2.13 and without the express prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), in each case, to the extent taking such action reasonably could be expected to have any adverse impact on any Stockholder (or its direct or indirect owners), each of (i) amending or modifying a Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (ii) making or revoking any election that affects the Taxes or Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period or that affects the Taxes of any Holder or any of his, her, or its Affiliates (or their respective direct or indirect equity owners) to the extent inconsistent with the past practice of the Company or any of its Subsidiaries; (iii) filing any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or a Straddle Period in a jurisdiction in which the Company or such applicable Subsidiary has not filed a Tax Return for such period, (iv) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or any of its Subsidiaries for a Pre-Closing Tax Period; (v) filing any ruling request (or other similar request) with any Governmental Authority that relates to Taxes or Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (vi) entering or pursuing a voluntary disclosure agreement (or other similar agreement) with a Governmental Authority with respect to a Pre-Closing Tax Period or Straddle Period; (vii) settling, conceding, or compromising any material Tax liability relating to the Company or any of its Subsidiaries for a Pre-Closing Tax Period; (viii) entering into any closing agreement or any other similar material agreement with respect to Taxes relating to the Company or any of its Subsidiaries for a Pre-Closing Tax Period; and (ix) surrendering any right to claim a refund, credit, or other similar offset in respect of Taxes relating to the Company or any of its Subsidiaries for a Pre-Closing Tax Period.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $23,241,687.

“Tax” and “Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, social security contributions, customs duties or other public charges, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or non-U.S. taxing authority (including those related to income, net income, gross income, receipts, gross receipts, capital, capital stock, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, margins, employment, payroll, unemployment, disability, deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, wealth, net wealth, net worth, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property or escheat Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a) and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax sharing agreement), assumption, transferee, successor or similar liability, or operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)).

“Tax Return” means any return, declaration, report, statement or information statement (including elections, claims for refund, amendments, and schedules and attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“Transaction Expenses” means, without duplication and to the extent not paid by the Company, its Subsidiaries or otherwise prior to the Closing Date, all of the fees, costs and expenses incurred by the Company or its Subsidiaries on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the other agreements relating hereto or contemplated hereby to (i) counsel, advisors (financial or otherwise), consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby, and (ii) the amount of any discretionary or retention, or any transaction, change of control, sale, retention, severance, phantom equity payouts or similar payment obligations payable by the Company or any of its Subsidiaries to any current or former officers, employees, directors, managers or other individual services providers of the Company or any of its Subsidiaries as a result of, or in connection with, the execution of this Agreement or the consummation of the transactions contemplated hereby (but excluding any amounts payable as a result of any termination of employment or service that occurs after the Closing due to actions taken by Acquiror or any of its Affiliates after the Closing), including, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts.

“Transaction Tax Deductions” means any item of loss, deduction, or credit, which is either deductible or allowable as a loss for Income Tax purposes at a more-likely-than-not (or greater) level of comfort, resulting from or attributable to fees, costs and expenses of the Company or any of its Subsidiaries related to or arising out of the transactions contemplated by this Agreement or reflected as a liability on the Final Closing Statement, including any loss, deduction or credit resulting from or arising from any employee bonuses, debt prepayment fees or capitalized debt costs, including any Transaction Expenses or amounts that would be Transaction Expenses except for the fact that such expenses were paid prior to Closing, in each case, to the extent such amounts are economically borne by the Stockholders; provided, however, that, in connection with the foregoing, Transaction Tax Deductions shall be determined as if the Acquiror caused the Company and each Subsidiary to make an election under Revenue Procedure 2011-29 (in the case of a Subsidiary, only to the extent that such election (or a similar election) is available under applicable Law) to treat seventy percent (70%) of any success-based fees that were paid by or on behalf of the Company or any Subsidiary as an amount that did not facilitate the transactions contemplated under this Agreement and therefore treat seventy percent (70%) of such fees as deductible in the taxable year that includes the Closing Date for U.S. federal Income Tax purposes.

“User Data” means any Personal Information collected by or on behalf of the Company or any of its Subsidiaries from users of the Company’s or any of its Subsidiaries’ websites.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

SECTION 1.2        Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquiror	Preamble
Acquiror Releasees	8.25
Acquiror Releasors	8.25
Acquisition Engagement	8.21(a)
Adjustment Escrow Account	2.10(c)
Affected Employee	5.2

Agreement	Preamble
Allocation Schedule	2.13(a)
Balance Sheet	3.5(a)
Cancelled Shares	2.7(c)
Certificate of Merger	2.2(b)
Certificates	2.10(d)
Charges	2.14(c)
Closing	2.2(a)
Closing Cash	2.13(b)
Closing Date	2.2(a)
Closing Indebtedness	2.13(b)
Closing Net Working Capital	2.13(b)
Closing Transaction Expenses	2.13(b)
Company	Preamble
Company Releasees	8.25
Company Releasors	8.25
Company Services	3.24(a)
Company Trade Secrets	3.13(f)
Confidentiality Agreement	5.3
DGCL	Recitals
Disclosure Schedules	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Employee Plans	3.9(a)
Engineering Drawings	3.24(d)
ERISA	3.9(a)
Estimated Cash	2.13(a)
Estimated Indebtedness	2.13(a)
Estimated Net Working Capital	2.13(a)
Estimated Transaction Expenses	2.13(a)
Final Closing Statement	2.13(b)
Financial Statements	3.5(a)
First Matter	7.1(a)
Holders/Company Acquisition Counsel	8.21(a)
Independent Accounting Firm	2.13(d)
Interim Balance Sheet	3.5(a)
Interim Financial Statements	3.5(a)
Letter of Transmittal	2.10(d)
Lookback Date	3.7(a)
Majority Holders	2.14(d)
Material Contracts	3.17(a)

Material Customer/Distributor	3.19(a)
Material Vendor	3.19(b)
Matters	7.1(c)
Merger	Recitals
Net Adjustment Amount	2.13(g)(i)
Non-Party Affiliate	8.24(a)
Non-US Plans	3.9(i)
Notice of Disagreement	2.13(c)
NWC Adjustment Amount	2.13(g)(i)(A)
Permits	3.7(b)
Post-Closing Tax refund	6.4
Preliminary Closing Statement	2.13(a)
Privacy Policies	3.14(a)
Pro Rata Percentage Schedule	2.13(a)
R&W Insurance Policy	5.6
R&W Insurer	5.6
R&W Subrogation Waiver	5.6
Registered Company IP	3.13(a)
Released Matters	8.25
Releasees	8.25
Releasors	8.25
Royalty Agreement	5.7
Second Matter	7.1(b)
Stock Option Plans	2.12(c)(x)
Stockholder Representative	2.14(a)
Stockholder Written Consent	Recitals
Sub	Preamble
Subsequent In-the-Money Events	2.13(g)(v)
Subsequent Out-of-the-Money Events	2.13(g)(v)
Surviving Corporation	2.1
Test Results	3.24(d)
Third Matter	7.1(c)
Transfer Taxes	6.3
Unregistered Company IP	3.13(a)
Warn Act	3.10(f)

ARTICLE II
THE MERGER
Section 2.1        The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Acquiror.
Section 2.2        Closing; Effective Time.
(a)     The closing of the Merger (the “Closing”) shall occur remotely via electronic exchange of documentation and consideration required to be delivered at Closing, simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”).
(b)     As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit B hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”
Section 2.3        Effects of the Merger . The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time and in accordance with the DGCL, all of the properties, rights, privileges, powers, licenses and franchises of the Company and Sub will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company and Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.
Section 2.4        Certificate of Incorporation and Bylaws.
(a)     At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.
(b)    At the Effective Time, and without any further action on the part of the Company and Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit D hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.
Section 2.5        Directors; Officers. From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving

Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.6        Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or reasonably desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or reasonably desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 2.7        Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Sub, the Company or any holder of any Shares or any shares of capital stock of Sub:
(a)    Each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive (i) the Closing Per Share Merger Consideration, in cash, without interest, and (ii) any Additional Per Share Merger Consideration (if, when and to the extent payable in respect of Shares as provided in this Agreement), in cash, without interest;
(b)    Each Share that is owned by Acquiror or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;
(c)    Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the Shares described in Section 2.7(b) and this Section 2.7(b), “Cancelled Shares”); and
(d)    Each membership interest of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.
Section 2.8        Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the adoption of this Agreement and the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Closing Per Share Merger Consideration and any Additional Per Share Merger Consideration (if, when and to the extent payable in respect of Shares as provided in this Agreement), unless and until such holder fails to perfect or withdraws or otherwise loses its right to appraisal and payment under Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Closing Per Share Merger Consideration and any Additional Per Share Merger Consideration (if, when and to the extent payable in respect of Shares as provided in this Agreement) to which such Stockholder is entitled, without interest. The Company shall give Acquiror (a) reasonably prompt notice of any demands received by the Company for appraisal of Shares pursuant to the DGCL or, to the extent applicable, for purchase of Shares pursuant to the CCC, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld) or as required under applicable Law, make any payment with respect to, or settle or offer to settle, such demands.

Section 2.9        Options.
(a)    At the Effective Time, each outstanding In-the-Money Option (whether vested or unvested) shall be deemed fully vested and shall be cancelled, and each such Optionholder shall be entitled to receive in exchange therefor (i) an amount in cash equal to the product of (A) the number of Shares for which such Option is exercisable and (B) the excess of the Closing Per Share Merger Consideration over the per Share exercise price of such Option, and (ii) any Additional Per Share Merger Consideration (if, when and to the extent payable in respect of Options as provided in this Agreement) subject, in the case of the foregoing clauses (i) and (ii), to deduction for any applicable withholding Taxes. The amounts described in this Section 2.9(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to such In-the-Money Options.
(b)    At the Effective Time, to the extent not prohibited by applicable Law, each outstanding Out-of-the-Money Option (whether vested or unvested) shall be cancelled without consideration and shall be of no further force and effect.
Section 2.10        Payment for Shares and Options.
(a)    At or prior to the Effective Time, Acquiror shall deposit with the Paying Agent, for the benefit of Holders other than the Employee Optionholders, cash in an amount equal to (i) the Closing Merger Consideration, minus (ii) the Option Payment Amount, plus (iii) the Option Payment Amount in respect of the non-Employee Optionholders, minus (iv) the Aggregate Option Exercise Price. For purposes of determining the total Closing Merger Consideration, Acquiror shall assume that no Holder will perfect the right to appraisal of its Shares. The expenses of the Paying Agent shall be paid by Acquiror or the Surviving Corporation, as the case may be.

(b)    As part of the Closing Merger Consideration, concurrently with the Effective Time, Acquiror shall deposit or cause to be deposited with the Company the Employee Portion of the Option Payment Amount by wire transfer of immediately available funds. Promptly following the Effective Time, the Surviving Corporation shall make payments to Employee Optionholders as set forth in Section 2.9 utilizing the Surviving Corporation’s payroll system and shall be net of any applicable Tax withholdings. Acquiror will, at the Effective Time, direct the Paying Agent to, subject to the satisfaction of the conditions set forth in Section 2.10(g), pay the Option Payment Amount in respect of the non-Employee Optionholders to the non-Employee Optionholders.
(c)    In connection with the Closing, Acquiror shall deposit the Adjustment Escrow Amount by wire transfer of immediately available funds with the Escrow Agent, with such funds to be held by the Escrow Agent in a segregated interest bearing accounts (the “Adjustment Escrow Account”). The Adjustment Escrow Amount shall only be released by the Escrow Agent pursuant to joint written instructions executed by Acquiror and the Stockholder Representative, by order of a court of competent jurisdiction or otherwise in accordance with the terms of the Escrow Agreement. The parties hereto agree that any fees of the Escrow Agent shall be borne by Acquiror. In the event of any discrepancy between this Section 2.10(c) and the Escrow Agreement, the Escrow Agreement shall control.
(d)    As of the Closing Date, the Company shall have instructed the Paying Agent to deliver to each holder of record of a certificate or certificates that evidence outstanding Shares (the “Certificates”), (i) a letter of transmittal substantially in the form attached hereto as Exhibit E (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Each Stockholder who, at least two (2) Business Days prior to the Closing Date, surrendered a Certificate for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal, shall be entitled to receive in exchange therefor, promptly after such surrender, an amount in cash equal to (A) the Closing Per Share Merger Consideration multiplied by (B) the number of Shares formerly represented by such Certificate, without interest, and such Certificate shall, upon such surrender and the passage of the Effective Time, be cancelled. The holder of such Certificate shall also be entitled to receive any Additional Per Share Merger Consideration (if, when and to the extent payable as provided in this Agreement) in respect of the number of Shares formerly represented by such Certificate. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have established to the satisfaction of Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.10, any Certificate (other than Certificates representing Cancelled Shares and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the Closing Per Share Merger Consideration and any Additional Per Share Merger Consideration (if, when and to the extent payable as provided in this Agreement) payable in respect of the number of Shares represented by such Certificate, in cash, without interest, as contemplated herein.

(e)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than a Certificate representing Cancelled Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.
(f)    All cash paid upon conversion of the Shares in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.
(g)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the consideration payable in respect thereof pursuant to Section 2.10(b) for Shares represented thereby; provided, however, that upon the making of an affidavit, such holder shall be provided an appropriate and customary agreement to indemnify against any claim that may be made against Acquiror, the Surviving Corporation or the Paying Agent with respect to such Certificate.
(h)    At any time following the expiration of 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of Acquiror. Thereafter, such holders shall be entitled to look to Acquiror (subject to applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon. Any amounts remaining unclaimed by the Holders for a period of two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, Acquiror shall not be liable to any Holder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.11        Withholding Rights. Each of Acquiror, the Surviving Corporation, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. Promptly upon making a determination that any withholding with respect to payments to the Stockholders, excluding the payment of the Option Payment Amount and any other amounts that are treated as compensation for U.S. federal Income Tax purposes, is required, the party seeking to withhold shall notify the Person in respect of which such withholding is to be made in writing of the amount of, and basis for, any such deduction or withholding and cooperate to reduce, eliminate, or otherwise mitigate the amount required to be withheld. To the extent that such amounts are so withheld and timely paid over to or deposited with the relevant Governmental Authority by Acquiror, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.
Section 2.12        Actions at the Effective Time.
(a)    At the Effective Time, Acquiror will make (or cause to be made) the following payments, in each case by wire transfer of immediately available funds in United States dollars to the account or accounts designated to the payor by or on behalf of the payee in writing at least two Business Days prior to the payment date:
(i)    to the Paying Agent, an amount as specified in Section 2.10(a);
(ii)    to the Stockholder Representative, the Stockholder Representative Holdback Amount;
(iii)    to the Escrow Agent, the Adjustment Escrow Amount;
(iv)    to the Company, an amount equal to the Employee Portion of the Option Payment Amount, which amount shall be paid by the Surviving Corporation to the Employee Optionholders as set forth in Section 2.9 promptly following the Effective Time utilizing the Surviving Corporation’s payroll system;
(v)    to each lender or holder of Indebtedness identified on Schedule 2.12(a)(v), on behalf of the Company, the amount of Indebtedness owed to such lender or holder, which amount is set forth in the applicable payoff letter (or similar release upon payment) received from such lender or holder, in exchange for such lender’s or holder’s release of its Encumbrances upon the assets of the Company and its Subsidiaries and release of the Company and its Subsidiaries from any obligations under such Indebtedness; and
(vi)    on behalf of the Company, the amount of the Estimated Transaction Expenses payable to each payee thereof by wire transfer of immediately available funds to such payee’s account as specified in a written instruction delivered to Acquiror by the Company prior to the Closing Date; provided, that any Estimated Transaction Expenses payable to employees of the Company shall be deposited with the Surviving Corporation and paid by the Surviving Corporation to such payee promptly following the Effective Time utilizing the Surviving Corporation’s payroll system.
(b)    At the Effective Time, Acquiror shall deliver or cause to be delivered to the Company:)
(i)    a duly executed copy of the Escrow Agreement; and
(ii)    a duly executed copy of the Paying Agent Agreement.
(c)    At the Effective Time, the Company shall deliver or cause to be delivered to Acquiror:

(i)    evidence of the termination of all contracts between the Company or one of its Subsidiaries, on the one hand, and the Stockholder Representative or one of its Affiliates, on the other hand, without any further liability to the Company or any of its Affiliates from and after the Closing, except for such contracts set forth on Schedule 2.12(c)(i) of the Disclosure Schedules;
(ii)    resignation letters of the directors, managers, and officers of each of the Company’s Subsidiaries that are requested by Acquiror at least three Business Days prior to the Closing Date;
(iii)    the Certificate of Merger validly executed by the Company;
(iv)    a good standing certificate (to the extent available in the applicable jurisdiction) for the Company and each of its Subsidiaries issued as of a date not more than twenty (20) days prior to the Closing Date by the relevant Governmental Authority of the Company’s or the applicable Subsidiary’s jurisdiction of incorporation or formation;
(v)    a duly executed copy of the Restrictive Covenant Agreement;
(vi)    a duly executed copy of the Escrow Agreement;
(vii)    a duly executed copy of the Paying Agent Agreement;
(viii)    customary payoff letters in form and substance reasonably satisfactory to Acquiror, with respect to all Indebtedness payable at Closing, executed by the holder of such indebtedness and evidencing, upon receipt of the amounts set forth in such payoff letter, the (i) payoff of all such Indebtedness, (ii) termination of all loan and collateral documentation evidencing such Indebtedness, and (iii) release of all Encumbrances securing such Indebtedness;
(ix)    the Stockholder Written Consent;
(x)    evidence of the termination of the Company’s Amended and Restated 2010 Stock Option Plan and 2020 Stock Option Plan (collectively, the “Stock Option Plans” ); and
(xi)    a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3) stating that the Company is not, nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code; provided, that Acquiror’s only remedy for the Company’s failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under section 1445 of the Code.
Section 2.13        Merger Consideration Adjustments.
(a)    At least three (3) Business Days prior to the Closing Date, the Company shall have prepared, or caused to be prepared, and have delivered to Acquiror a statement (the “Preliminary Closing Statement”) that sets forth (i) a good-faith estimate of the Company’s (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated

Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) Transaction Expenses (the “Estimated Transaction Expenses”), each determined as of the Measurement Time (and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated hereby), based on the Company’s books and records and other information available at the Closing, and prepared on a basis consistent with the Applicable Accounting Principles and the Sample Statement, (ii) using the amounts referred to in the preceding clause (i), (X) a calculation of the Estimated Merger Consideration derived therefrom, (Y) the amount of Estimated Merger Consideration payable to each Holder in respect of such Holder’s Shares and/or Options (including a calculation of applicable Tax withholdings in respect of each such Optionholder’s Options) (the calculations in this (Y), the “Allocation Schedule”) and (Z) each Holder’s Fully Diluted Percentage (the percentages in this (Z), “Pro Rata Percentage Schedule”), in each case, calculated in accordance with this Agreement and the Company’s Organizational Documents and (iii) reasonable detail with respect to each of the components described in the foregoing clauses (i) and (ii). The parties hereto acknowledge and agree that Acquiror and Sub shall be entitled to rely on the calculations set forth in the Allocation Schedule and the Pro Rata Percentage Schedule as setting forth the true, correct and complete listing of all proportions and amounts due to be paid by Acquiror to the Holders at the Closing, including, but not limited to, in respect of the Fully Diluted Percentage of each Holder as set forth therein.
(b)    Within ninety (90) days after the Closing Date, Acquiror shall cause to be prepared and delivered to the Stockholder Representative (on behalf of all the Holders) a written statement (the “Final Closing Statement”) that sets forth (i) a good faith calculation in reasonable detail of the actual (A) Net Working Capital (“Closing Net Working Capital”), (B) Indebtedness (“Closing Indebtedness”), (C) Cash (“Closing Cash”) and (D) Transaction Expenses (“Closing Transaction Expenses”), in each case together with reasonable supporting documentation and determined as of the Closing Date (and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated hereby) and (ii) using the amounts referred to in the preceding clause (i), (X) a calculation of the Merger Consideration derived therefrom, (Y) the Allocation Schedule and (Z) the Pro Rata Percentage Schedule. The Final Closing Statement (x) shall be prepared on a basis consistent with the Applicable Accounting Principles and the Sample Statement, and (y) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on (except with respect to Transaction Expenses) or after the Closing Date. To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Company’s past practices, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon. If Acquiror does not deliver the Final Closing Statement to the Stockholder Representative within ninety (90) days after the Closing Date, then, at the election of the Stockholder Representative (acting in its sole discretion), either (x) the Stockholder Representative may prepare and present the Final Closing Statement within an additional 30 days thereafter or (y) the Preliminary Closing Statement will be deemed to be the final and binding Final Closing Statement; provided, that in the case of clause (y), the Stockholder Representative has first given Acquiror written notice of its failure to timely deliver the Final Closing Statement and Acquiror has not delivered the Final Closing Statement within five (5) Business Days after delivery of such written notice. If the Stockholder Representative elects to prepare the Final Closing Statement in accordance with the immediately preceding sentence, then Acquiror shall have the right to deliver a Notice of Disagreement in accordance with the procedures set forth in Section 2.13(c) and Section 2.13(d), which shall apply mutatis mutandis.
(c)    The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Stockholder Representative (on behalf of the Holders) shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.13(d).
(d)    During the 30-day period following delivery of a Notice of Disagreement by the Stockholder Representative to Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between Acquiror and the Stockholder Representative within such 30‑day period shall be final and binding with respect to such items, and if Acquiror and the Stockholder Representative agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If Acquiror and the Stockholder Representative have not resolved all such differences by the end of such 30-day period, Acquiror and the Stockholder Representative shall submit, in writing, to an independent public accounting firm jointly retained by Acquiror and the Stockholder Representative (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be BDO Global or, if such firm is unable or unwilling to act, such other independent public accounting firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution reasonably acceptable to and agreed in writing by Acquiror and the Stockholder Representative. Acquiror and the Stockholder Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. All communications with the Independent Accounting Firm shall include at least one Representative of each of Acquiror and the Stockholder Representative, and no party shall be permitted to communicate with the Independent Accounting Firm other than as expressly set forth herein. The Independent Accounting Firm shall consider only those items and amounts in

Acquiror’s and the Stockholder Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which Acquiror and the Stockholder Representative have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm shall not be permitted to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value or less than the smallest value for such item set forth on the Preliminary Closing Statement or Final Closing Statement, as applicable. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by Acquiror and the Stockholder Representative (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 8.11. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.
(e)    The costs of any dispute resolution pursuant to this Section 2.13, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Acquiror and the Stockholder Representative (on behalf of the Holders, ratably in accordance with each Holder’s Fully Diluted Percentage) in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.
(f)    Acquiror, the Company and the Stockholder Representative will, and Acquiror will cause the Surviving Corporation (during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Merger Consideration contemplated by this Section 2.13) to afford Acquiror and the Stockholder Representative, as applicable, and their respective Representatives, reasonable access (taking into account any applicable Public Health Measures), during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records (other than privileged documents) of the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, as the case may be, and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.13. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.13; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants. The rights of the Company, the Stockholder Representative and the Holders under this Agreement shall not be prejudiced by the failure of Acquiror or the Company and its Subsidiaries to comply with this Section 2.13(f) and, without limiting the generality of the foregoing, the time period during which the Stockholder Representative is required to submit its Notice of Disagreement under Section 2.13(c) shall be automatically extended by the number of days Acquiror fails to comply with this Section 2.13(f).
(g)    The Merger Consideration shall be determined by adjusting the Estimated Merger Consideration upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.13 minus the Estimated Net Working Capital (such difference, the “NWC Adjustment Amount”), minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.13 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.13 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.13 minus the Estimated Transaction Expenses; provided that, if the NWC Adjustment Amount is negative, the absolute value of such NWC Adjustment Amount shall in no event exceed the Adjustment Escrow Amount. For the avoidance of doubt, in no event shall Acquiror or any of its Related Parties be entitled to payment under this Section 2.13(g) for the NWC Adjustment Amount in excess of the Adjustment Escrow Amount, and in no event shall the Company, the Stockholder Representative, any Stockholder, any Optionholder or any of their respective Related Parties, as applicable, have any liability under this Section 2.13(g) for the NWC Adjustment Amount beyond the Adjustment Escrow Amount.
(ii)    If the Net Adjustment Amount is positive, then the Estimated Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, Acquiror shall pay the Net Adjustment Amount to (1) the Paying Agent for delivery to the Stockholders and Optionholders other than the Employee Optionholders and (2) the Surviving Corporation for delivery to Employee Optionholders holding In-the-Money Options through the Surviving Corporation’s payroll system, which payments shall be made pro rata in accordance with their respective Fully Diluted Percentages. The parties hereto acknowledge and agree that, in the event of a positive Net Adjustment Amount, Acquiror and Sub shall be entitled to rely on the calculations set forth in the Allocation Schedule and the Pro Rata Percentage Schedule as setting forth the true, correct and complete listing of all proportions and amounts due to be paid by Acquiror to the Holders at the time of such adjustment, including, but not limited to, in respect of the Fully Diluted Percentage of each Holder as set forth therein.
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), then the Estimated Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Acquiror and the

Stockholder Representative shall deliver joint written instructions to the Escrow Agent instructing it to disburse the lesser of the Net Adjustment Amount and all remaining funds in the Adjustment Escrow Account from the Adjustment Escrow Account to (1) Acquiror. In the event the Net Adjustment Amount exceeds the remaining funds in the Adjustment Escrow Account, the Stockholder Representative (on behalf of the Holders) shall pay the amount of such deficiency to Acquiror.
(iv)    If any funds remain in the Adjustment Escrow Account after completion of the payment of the adjustments described in clauses (ii) or (iii) of this Section 2.13(g), Acquiror and the Stockholder Representative shall deliver joint written instructions to the Escrow Agent instructing it to distribute the remaining funds in the Adjustment Escrow Account to (1) the Paying Agent for delivery to the Stockholders and Optionholders other than Employee Optionholders and (2) the Surviving Corporation for delivery to Employee Optionholders holding In-the-Money Options through the Surviving Corporation’s payroll system, which payments shall be made pro rata in accordance with their respective Fully Diluted Percentages (which, for the avoidance of doubt, shall be the entire amount of the Adjustment Escrow Amount in the event a payment was made under Section 2.13(g)(ii)), which payments shall be made pro rata in accordance with their respective Fully Diluted Percentages, and no further payment shall be payable by Acquiror or the Stockholder Representative (on behalf of the Holders) under this Section 2.13.
(v)    In the event that at any time or from time to time, after giving effect to the adjustments contemplated by this Section 2.13 or the release of any funds from the Adjustment Escrow Amount or Stockholder Representative Holdback Amount, Options that were deemed Out-of-the-Money Options based on the Closing Per Share Merger Consideration would have been In-the-Money Options if the adjustments or additional payments contemplated hereby had been effected as of the Closing (such events referred to as “Subsequent In-the-Money Events”) or vice versa (such events referred to as “Subsequent Out-of-the-Money Events”), then the Stockholder Representative shall recalculate the Fully Diluted Percentage and Fully Diluted Share Number and the resulting changes in amounts payable to all of the Holders after giving effect to the pro forma changes in treatment of such Optionholders resulting from Subsequent In-the-Money Events or Subsequent Out-of-the-Money Events and the Stockholder Representative, Paying Agent and Company shall adjust the distributions and payments to be made pursuant to Section 2.13(g) and Section 2.14(b) to reflect such recalculations. To the extent necessary, available monies in the Stockholder Representative Holdback Amount shall be used for such purpose. No additional payments shall be required to be made by Acquiror or the Company to satisfy any such adjustments, distributions or payments under Section 2.13(g) and Section 2.14(b). Additionally, the Stockholder Representative may in its discretion, by notice to Acquiror and the Company prior to the Closing, increase the Stockholder Representative Holdback Amount by an amount that, in the good faith judgment of the Stockholder Representative could reasonably be expected to be necessary to fund additional payments that may become due and owing as a result of reasonably anticipated Subsequent In-the-Money Events or Subsequent Out-of-the-Money Events.
(h)    Payments in respect of Section 2.13(g) shall be made within three Business Days after the date on which the Net Adjustment Amount is finally determined pursuant to this Section 2.13 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date. The parties agree that any payment made pursuant to Section 2.13(g) shall constitute an adjustment to the purchase price for U.S. federal income tax purposes and shall file all Tax Returns consistently with such treatment unless otherwise required pursuant to a “determination” as defined in section 1313(a) of the Code.
(i)    For the avoidance of doubt, this Section 2.13 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.13.
Section 2.14        Stockholder Representative.
(a)    Immediately upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, in accordance with Section 261(a)(2) of the DGCL, with respect to the Stockholders, and by accepting the consideration payable to them hereunder, with respect to the Optionholders, each Holder shall be deemed to have consented to the appointment of Compass Group Diversified Holdings LLC as such Holder’s representative and attorney-in-fact (the “Stockholder Representative”), with full power of substitution to act on behalf of such Holder under this Agreement and any Ancillary Agreements, including to enforce the rights of such Holder under this Agreement and any Ancillary Agreements, on the terms and subject to the conditions set forth in this Agreement and any Ancillary Agreements, together with all such powers as are reasonably incidental thereto. The power of attorney granted to the Stockholder Representative hereby is irrevocable, may be delegated by the Stockholder Representative and shall survive the death or incapacity of any Holder. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all Holders, and no Holder shall have the right to object to, dissent from, protest or otherwise contest the same. Acquiror shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Stockholder Representative. Each of Acquiror, Sub and the Surviving Corporation hereby waive, and by their approval of this Agreement, with respect to the Stockholders, and by accepting the consideration payable to them hereunder, with respect to the Optionholders, the Holders shall be deemed to have waived, any claims they may have or assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such Person’s capacity as Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct. The Stockholder Representative will not be deemed to be a trustee or other fiduciary on behalf of any Holder or any other Person, nor will the Stockholder Representative have any liability to any Holder in the nature of a trustee or other fiduciary.
(b)    Any decision, act, consent or instruction of the Stockholder Representative hereunder shall constitute a decision, act, consent or instruction of all the Holders and shall be final, binding and conclusive upon each Holder, and no Holder shall have the right to object to, dissent from, protest or otherwise contest the same. Acquiror, the Company (after the Closing) and their respective Affiliates may deal solely with and rely solely on the Stockholder

Representative as the Representative of all of the Holders and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by the Stockholder Representative, and on any decision, act, consent or instruction taken or purported to be taken on behalf of any Holder by the Stockholder Representative, as being the execution by, or the decision, act, consent or instruction of, each and every Holder. Acquiror, and after the Closing, the Company, shall be relieved from any liability to any Person for any acts done by it in accordance with any such decision, act, consent or instruction of the Stockholder Representative.
(c)    The Stockholder Representative shall have the right to recover from, in its sole discretion, the Stockholder Representative Holdback Amount, prior to any distribution to the Holders, the Stockholder Representative’s documented reasonable out-of-pocket expenses incurred in the performance of its duties hereunder (“Charges”), including, without limitation, those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement. In the event the remaining Stockholder Representative Holdback Amount is at any time insufficient to satisfy the Charges, then each Holder will be severally obligated to pay its Fully Diluted Percentage of such deficit. Upon final resolution of all liabilities and obligations of the Holders and full reimbursement of all Charges of the Stockholder Representative as provided herein, in each case, as determined in the Stockholder Representative’s sole discretion, the Stockholder Representative shall distribute any remaining portion of the Stockholder Representative Holdback Amount to the Holders, which distribution shall be made pro rata in accordance with each Holder’s Fully Diluted Percentage or as otherwise as among the Holders as is determined in the sole discretion of the Stockholder Representative; provided, however, that the Stockholder Representative shall have the right to deliver any portion of the Stockholder Representative Holdback Amount to the Surviving Corporation for delivery to the Employee Optionholders (which delivery shall be made by the Surviving Corporation to the Employee Optionholders as soon as reasonably practicable after receipt thereof by the Surviving Corporation) through the Surviving Corporation’s payroll system. Without modifying any obligations of payment by the Stockholder Representative under this Agreement, the liability of each Holder with respect to any Losses under this Agreement shall be limited to (i) the pro rata portion of such Losses in accordance with such Holder’s respective Fully Diluted Percentage, and (ii) the sum of the Merger Consideration and the Additional Merger Consideration, in each case actually received by such Holder hereunder.
(d)    The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Stockholders holding a majority of the aggregate Fully Diluted Share Number at the Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Acquiror and, after the Effective Time, the Surviving Corporation.

(e)    The approval of this Agreement by the requisite vote or written consent of Stockholders, with respect to the Stockholders, and by the acceptance of the consideration payable to them hereunder, with respect to the Optionholders, shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Holders.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to Acquiror and Sub as follows:

Section 3.1        Organization and Qualification.
(a)    Each of the Company and its Subsidiaries is (i) duly established and organized, validly existing and in good standing (or its equivalent) under the Laws of the jurisdiction of its incorporation or organization as set forth on Schedule 3.1 of the Disclosure Schedules, (in the case of the German Subsidiary) has its actual place of management and administration in its respective jurisdiction of incorporation and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (or its equivalent), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not be material to the Company or its Subsidiaries.
(b)    The Company has heretofore furnished to Acquiror a complete and correct copy of the Organizational Documents of the Company and each of its Subsidiaries. Such Organizational Documents are in full force and effect.
(c)    All facts to be entered into the German commercial register (Handelsregister) and documents to be submitted to the German commercial register relating to the German Subsidiary have been filed or submitted in a complete, accurate and timely manner. The excerpts from the German commercial register set forth in Schedule 3.1(c) of the Disclosure Schedules fully and correctly reflect the content of the commercial register entries of the German Subsidiary. There are no resolutions, agreements, circumstances or other facts which must be or could be entered into the commercial register of the German Subsidiary, and which have not in fact been included in the register extracts. The list of shareholders on file with the German commercial register for the German Subsidiary is complete and correct, and no objections to the list of shareholders have been filed.

Section 3.2        Authority.
(a)    The Company has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement and each of the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which it will be a party will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)    The Board of Directors of the Company, by unanimous written consent on December 27, 2024, duly adopted resolutions (i) determining that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, and (iii) resolving to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger and the other transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn.

Section 3.3        No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)    conflict with or violate the Organizational Documents of the Company or any of its Subsidiaries;
(ii)    conflict with or violate any Law, injunction, decree or order of any Governmental Authority applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any Person pursuant to, any Material Contract, permit, license or authorization to which the Company is a party or by which its assets are bound; except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries.

(b)    Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby and thereby, except (i) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
Section 3.4        Capitalization.
(a)    Schedule 3.4(a) of the Disclosure Schedules sets forth (i) the amounts of the Company’s authorized and outstanding capital stock and the owners thereof, and (ii) the names of all Persons holding any Option, together with the number of Options thus held, the number of Shares under such Option, and the relevant exercise price(s), vesting date(s) and number of Options vesting on each such date, and expiration date(s) thereof. The Shares constitute all of the issued and outstanding capital stock of the Company. As of the date hereof, all of the Options are Out-of-the-Money Options, no Optionholder owns any In-the-Money Options and no Optionholder is entitled to any portion of the Merger Consideration or any Additional Per Share Merger Consideration in connection with such Optionholder’s holding any Option.
(b)    Schedule 3.4(b) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its outstanding capital stock or other equity or ownership interests and the owners thereof.
(c)    Except as set forth on Schedule 3.4(a) of the Disclosure Schedules or Schedule 3.4(b) of the Disclosure Schedules, (i) there are no outstanding obligations, options, warrants, convertible securities, stock appreciation rights, rights of first refusal or first offer, preemptive rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to or based upon the value of the capital stock or other equity interests of the Company or its Subsidiaries or their earnings or obligating the Company or its Subsidiaries to issue, purchase or sell any shares of capital stock of, or any other interest in, the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries (A) is duly authorized, validly issued, fully paid and nonassessable, (B) has been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws and (C) was not issued in violation of any preemptive rights or the Organizational Documents of the Company or any of its Subsidiaries.
(d)    Except as set forth in Schedule 3.4(d) of the Disclosure Schedules, all of the equity interests of each of the Subsidiaries is directly or indirectly owned by the Company. The shares and other equity interests in the Subsidiaries have been validly issued and paid in full. All contributions in respect of the Subsidiaries have been made in compliance with the Laws of the jurisdiction of such Subsidiary’s incorporation or organization. There is no obligation to make additional capital contributions in respect of any of the Company’s Subsidiaries.
Section 3.5        Financial Statements.
(a)    True and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 and December 31, 2023 (collectively, the “Balance Sheets”), and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2024 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.5 of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects, (ii) fairly presents, in all material respects, the consolidated financial position, results of operations of the Company and its Subsidiaries and the Holders’ equity and cash flows as at the respective dates thereof and for the respective periods indicated therein, and (iii) have been prepared in accordance with GAAP applied on a consistent basis in all material respects throughout the periods covered thereby, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments as required by GAAP (none of which adjustments will be material, individually or in the aggregate) and the absence of footnote disclosures and other presentation items.
(b)    There are no debts, liabilities or obligations in excess of $250,000, whether accrued or fixed, absolute or contingent, or matured or unmatured, of the Company or any of its Subsidiaries of any nature, other than any such debts, liabilities or obligations (i) adequately reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, (ii) incurred since the date of the Interim Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, or (iii) that relate to the performance under any contracts that have not been fully performed and under which neither the Company nor any of its Subsidiaries is in default.
(c)    The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained and available at the Company’s or the Subsidiaries’ premises in accordance with sound accounting practice and applicable Laws in the ordinary course of business.
Section 3.6        Absence of Certain Changes or Events. Since December 31, 2023, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects, (ii) there has not occurred any Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has:
(i)    amended or modified its Organizational Documents;
(ii)    issued, sold, granted or otherwise disposed of any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests, except in connection with the exercise or vesting of the Options at or prior to the Closing;
(iii)    (A) materially amended, modified, affirmatively waived, terminated or consented to such material amendment, modification, waiver or termination of (x) any Material Contract, outside of any amendment, modification, waiver or termination that does not materially affect the Company’s or any of its Subsidiaries’ revenue or profitability, or (y) any material right of the Company or any of its Subsidiaries under any Material Contract or (B) entered into any Material Contract other than in the ordinary course of business consistent with past practice;
(iv)    entered into any agreement that restricts the ability of the Company or any of its Subsidiaries to sell its products or services to any Person (other than ordinary course territorial restrictions in distribution agreements), except for the renewal of any existing agreement containing such restriction in the ordinary course of business;
(v)    declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity or ownership interest;
(vi)    created or permitted any Encumbrance (other than Permitted Encumbrances) on any material assets or property of the Company or any of its Subsidiaries;
(vii)    (A) made any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incurred any indebtedness for borrowed money or issued any debt securities (other than the items disclosed on Schedule 2.12(a)(v)) or (C) assumed, guaranteed, endorsed or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, in excess of $100,000 individually or $250,000 in the aggregate;
(viii)    acquired or disposed of (A) any corporation, partnership, limited liability company, other business organization or division thereof or (B) any assets other than in the ordinary course of business that are not material, individually or in the aggregate, to the Company or its Subsidiaries, taken as a whole;
(ix)    except for the Merger, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;
(x)    except to the extent required by applicable Law (including Section 409(A) of the Code), any arrangement in effect or contemplated as of the date hereof, or as consistent with past practice, (A) increased the compensation or benefits of any director, employee, executive officer, or other members of the management team of the Company other than increases in compensation in the ordinary course of business that are less than ten percent (10%) per individual and which are consistent with past practices or (B) amended, adopted, or terminated any Employee Plan other than amendments that do not change financial obligations or other material obligations of the Company and its Subsidiaries;

(xi)    implemented or adopted any material change in its methods of financial accounting or principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xii)    commenced any Action or settled, waived or compromised any pending or threatened material Action or entered into, adopted, waived any rights or claims under, terminated or modified any related agreement;
(xiii)    permitted the lapse of any right relating to material Owned Intellectual Property or any other material intangible asset used in the business of the Company or any of its Subsidiaries;
(xiv)    materially changed any of its payment or purchasing policies with landlords, vendors, suppliers or other creditors;
(xv)    materially changed any of its billing or collection policies;
(xvi)    experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;
(xvii)    made or committed to make any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate;
(xviii)    (A) made or changed any material Tax election, (B) adopted or changed any material Tax accounting period, (C) filed any amended Tax Return, (D) entered into any closing agreement in respect Taxes, (E) requested or received any ruling with respect to Taxes, (F) settled or compromised any material Tax claim or assessment, (G) surrendered any right to claim a material refund of Taxes, offset or other material reduction in Tax liability, (H) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment outside the ordinary course of business, or (I) incurred any material Liability for Taxes outside of the ordinary course of business;
(xix)    effected an initial public offering; or
(xx)    agreed to take any of the actions described in Section 3.6(i) through Section 3.6(xix).
Section 3.7        Compliance with Law; Permits.
(a)    Each of the Company and its Subsidiaries is, and since December 31, 2021 (the “Lookback Date”) has been, in compliance in all material respects with all Laws applicable to it. Since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Authority or any other Person alleging the violation of, or failure to comply, with any applicable Law.
(b)    Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted in all material respects (the “Permits”). Schedule 3.7(b) of the Disclosure Schedules sets forth a list of all material Permits. Each of the Company and its Subsidiaries is and, since the Lookback Date has been, in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened.
(c)    None of the Company nor any of its Subsidiaries, nor any director, officer, managing director or employee, nor, to the Knowledge of the Company, any other agent or other Person acting on behalf of the Company or any of its Subsidiaries, has, since the Lookback Date, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery Laws in any material respect, including by: (a) the use of any funds of the Company or its Subsidiaries for unlawful contributions, gifts, entertainment or other expenses, (b) making any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or its Subsidiaries, or (c) making or receiving any unlawful bribe, rebate, payoff, influence payment, gratuity, kickback or other similar unlawful payment. There is no charge, proceeding or investigation by any Governmental Authority with respect to a violation of the FCPA or any other anti-bribery or anti-kickback Law that is now pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries.
Section 3.8        Litigation; Orders. Except as set forth on Schedule 3.8 of the Disclosure Schedules, since the Lookback Date there has not been, and there is not currently any Action by or against the Company or any of its Subsidiaries pending, or threatened in writing that would, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, reasonably be expected to adversely affect the business of the Company and its Subsidiaries. Except as set forth on Schedule 3.8 of the Disclosure Schedules, there is not currently any Action by or against the Company or any of its Subsidiaries pending, or threatened in writing. The Company and its Subsidiaries are not subject to any order, judgement or decree of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to adversely affect the business of the Company or its Subsidiaries. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
Section 3.9        Employee Benefit Plans.
(a)    Schedule 3.9(a) of the Disclosure Schedules sets forth (i) a list of all “employee benefit plans” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries and (ii) a list of all material employment, termination, severance, retention, change in control or other contracts, agreements or arrangements, excluding in each case those sponsored or administered by a Governmental Authority, pursuant to which the Company or any of its Subsidiaries currently has any obligation with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries (the items listed in (i) and (ii), collectively, the “Employee Plans”). The Company has made available to Acquiror a true and complete copy of each of the following documents, as applicable: (u) a copy of each Employee Plan, (v) all current summary plan descriptions, if any, and a summary of material modifications thereto, if any required under ERISA, (w) the most recent determination or opinion letter from the IRS with respect to any Employee Plan, as applicable, (x) each funding vehicle with respect to each Employee Plan, including all amendments and (y) any material correspondence with any Governmental Authority regarding any Employee Plan.
(b)    (i) Each Employee Plan has been operated, administered and maintained in all material respects in accordance with its terms and the requirements of ERISA, the Code and all other applicable Laws, (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and to the Knowledge of the Company, is not in any material respect in default under or in violation of any Employee Plan and (iii) no Action (other than claims for benefits in the ordinary course of business) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries.
(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, has received or is the subject of a determination or opinion letter from the IRS that it is so qualified and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to result in the loss of the qualified status of any such Employee Plan.
(d)    None of the Company, any of its Subsidiaries or any ERISA Affiliate has at any time participated in or made contributions to or has had or may reasonably be expected to have any other liabilities or potential liabilities (contingent or otherwise) with respect to an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)) subject to Title IV of ERISA, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding). For purposes of this Agreement, “ERISA Affiliate” means any trade or business under common control with the Company or any of its Subsidiaries within the meaning of Section 414 of the Code.
(e)    Each Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in such a manner that complies in all material respects with the requirements of Section 409A of the Code and the final regulations issued and outstanding thereunder. Neither the Company nor any of its Subsidiaries is under an obligation to gross-up any payment due to any Person for additional taxes due pursuant to Section 409A of the Code.
(f)    Other than statutory obligations or an Employee Plan listed in Schedule 3.9(f) of the Disclosure Schedules, the German Subsidiary is not legally required to pay social benefits (Sozialleistungen) to its officers, managing directors, board members, members of senior management or other employees, and above all, the Germany Subsidiary has neither made any pension commitments nor is bound by any part-time retirement plan, pension commitment nor similar other agreement providing for retirement, health or invalidity benefits. All pension obligations of the German Subsidiary (if any) have been accrued for in their annual accounts as of December 31, 2023, in an amount equal to the maximum amount permitted under German GAAP and German Tax law.
(g)    Schedule 3.9(g) of the Disclosure Schedules includes a correct and complete list of all agreements and other commitments of the German Subsidiary, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung), regarding employee benefits such as anniversary, holiday or jubilee payments, bonus, profit participation, other variable remuneration elements or similar rights, other than pensions. The German Subsidiary has concluded market-standard agreements with its officers, managing directors, board members, members of senior management or other employees regarding the use of company cars and company bikes during their employment with the German Subsidiary including the right of withdrawing private use thereof.
(h)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, could reasonably be expected to (i) entitle any current or former employee, officer, director or independent service provider of the Company to any payment, (ii) increase the amount of compensation or benefits payable to any current or former employee, officer, director or independent service provider of the Company, (iii) accelerate the time of payment, funding or vesting of any compensation or benefits due to any current or former employee, officer, director or independent service provider of the Company, or (iv) result the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(i)    Schedule 3.9(i) of the Disclosure Schedules identifies each Employee Plan maintained outside of the United States for the benefit of current and former directors, service providers and employees who are situated outside of the United States (the “Non-US Plans”). With respect to each Non-US Plan, (i) all service provider, employer and employee contributions to each non-US Plan have been made, or, if applicable, accrued in accordance with GAAP, (ii) the fair market value of the assets of each funded Non-US Plan, taking into account the liability of each insurer for any Non-US Plan funded through insurance or the book reserve established for any Non-US Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such Non-US Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-US Plan and no transaction contemplated by this Agreement shall cause the assets or insurance obligations with respect to such funded Non-US Plan to be less than such benefit obligations, and (iii) each Non-US Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, in all material respects, has been maintained and operated in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Law.

Section 3.10        Labor and Employment Matters.
(a)     Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract, trade union or works council agreement, social plan or other labor union contract that pertains to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no union organizing efforts, organizational campaigns, petitions or other similar unionization activities are now being conducted. The German Subsidiary does not have a works council (Betriebsrat) and there is no indication that a works council will be established. No shop agreements (Betriebsvereinbarungen) are applicable to employment relationships of the German Subsidiary’s employees. The German Subsidiary is not a member of an employer vocational association (Arbeitgeberverband). The Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws relating to employment, including those Laws governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, workers’ compensation, classification of employees, immigration, employee privacy, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Occupational Safety and Health Act, and Title VII of the Civil Rights Act of 1964.
(b)    Schedule 3.10(b) of the Disclosure Schedules sets forth, as of the date hereof, an accurate and complete list of the following, with respect to each current employee of the Company or any of its Subsidiaries (including any employee who is on a leave of absence or on layoff status): (i) the name, title or position, classification as exempt or non-exempt, immigration status, work location and date of hire of each employee, (ii) each employee’s annualized base compensation or wage rate, previous base compensation or wage rate (if applicable), and date of last change in compensation or wage rate and (iii) whether each employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment.
(c)    The employment of the United States employees of the Company and its Subsidiaries is terminable by the Company and/or any of its Subsidiaries, as applicable, at will and no United States employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.
(d)    No current employee of the Company or any of its Subsidiaries with an annual compensation of $150,000 or more has given notice of his or her intent to terminate his or her employment with the Company or any of its Subsidiaries, and no notice of termination has been given to any employee by the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries with an annual compensation of $150,000 or more intends to terminate his or her employment within 12 months following the Closing Date.
(e)    Since the Lookback Date, there have not been any, and currently there are no, material Actions with respect to any violation of any occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. Since the Lookback Date, there have not been any, and currently there are no, lawsuits, administrative charges, arbitrations, other dispute resolution proceedings, pending, commenced or, to the Knowledge of the Company, threatened relating to any alleged violation of any applicable Law pertaining to employment or employment practices relating to any current or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or have never been, a party to or otherwise bound by any material judgment, citation, decree, or order by any Governmental Authority relating to employees or employment practices. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of its current or former employees or independent contractors, which controversies have or would reasonably be expected to result in a material Action before any Governmental Authority. Since the Lookback Date, (i) all individuals characterized and treated by the Company or any of its Subsidiaries as independent contractors or consultants have been, and such Persons currently are, correctly classified and properly treated as independent contractors under all Employee Plans and all applicable Laws other than as described in Schedule 3.10(d) of the Disclosure Schedules; and (ii) all employees of the Company or any of its Subsidiaries have been, and such Persons currently are, correctly classified as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour applicable Laws other than as described in Schedule 3.10(d) of the Disclosure Schedules.
(f)    With respect to the employees of the Company or any of its Subsidiaries, during the last twelve (12) months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment and Retraining Notification Act (“WARN Act”), or any similar applicable Law. With respect to employees of the Company or any of its Subsidiaries, during the last ninety (90) days, there have been no “employment losses” within the meaning of the WARN Act, or any similar applicable Law.
(g)    Neither the Company nor any of its Subsidiaries use, and since the Lookback Date have not used, the services of any professional employer organization (PEO) or any similar labor provider for the purposes of employing or co-employing any employee or sponsoring an Employee Plan. Since the Lookback Date there has not been any strike, slowdown, work stoppage, lockout, labor dispute or any similar activity or dispute affecting the Company or any of its Subsidiaries or any of their respective employees, and, to the Knowledge of the Company, no Person has threatened to commence any such strike, slowdown, work stoppage, lockout or labor dispute or any similar activity or dispute. There is no (i) labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or (ii) unfair labor practice charge or complaint pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries, or to the Knowledge of the Company, so threatened.
Section 3.11        Insurance. Schedule 3.11 of the Disclosure Schedules sets forth a true and complete list of all insurance policies in force with respect to the Company and its Subsidiaries (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number and the expiration date). All such policies are in full force and effect, valid, binding and enforceable in accordance with their respective terms, all premiums with respect thereto have been paid, and neither the Company nor any of its Subsidiaries has received notice of, nor to the Knowledge of the Company, is there threatened, any cancellation or termination with respect to any such policy. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. No insurance carrier has notified the Company or any of its Subsidiaries that it will require changes in operations or capital expenditures to facilities to maintain coverage in the future or avoid premium increases.
Section 3.12        Real Property.
(a)    Neither the Company nor any of its Subsidiaries owns, holds or, since the Lookback Date, has owned or held similar title to any real property.
(b)    Schedule 3.12(b) of the Disclosure Schedules lists (i) the street address of each parcel of Leased Real Property and (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each parcel thereof. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any Encumbrances in connection with those items disclosed on Schedule 2.12(a)(v), each of which will be terminated at Closing. Each lease or sublease governing Leased Real Property and each amendment or modification thereto is in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. The Company or any of its Subsidiaries, as applicable, is in peaceful and undisturbed possession of each parcel of Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its Subsidiaries, as applicable, to use the Leased Real Property for the purposes for which it is currently being used. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any Leased Real Property. Outside of the applicable lease documentation and any schedules, attachments or addenda thereto, all of which have been made available to Acquiror, there are no outstanding options or rights of first refusal to purchase the Leased Real Property, or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries, as applicable, has received notification that the Company’s or any of its Subsidiaries’, as applicable, current use of the Leased Real Property is not in compliance with applicable building and zoning codes.
(c)    All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted, are supplied with utilities and other services adequate for such operations and, to the Knowledge of the Company, there are no physical, structural or mechanical defects or deficiencies in the Leased Real Property. With respect to Leased Real Property of the German Subsidiary, (i) all aesthetic repairs were duly carried out in accordance with the timelines set forth in the respective lease agreement(s) and (ii) no material expenditure will be required with respect to such real estate, buildings or other fixtures within the next two (2) years.
Section 3.13        Intellectual Property.
(a)    Schedule 3.13 of the Disclosure Schedules sets forth a true and complete list of all (i) issued patents and patent applications, (ii) registered trademarks or service marks and applications to register any trademarks or service marks, (iii) registered domain names, (iv) registered copyrights and applications for registration of copyrights, in each case owned or purported to be owned by the Company or any of its Subsidiaries (items (i) through (iv), the “Registered Company IP”), and (v) material unregistered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Unregistered Company IP”). The Registered Company IP is valid, subsisting, enforceable and has not been adjudged invalid or unenforceable by a court of competent jurisdiction in any Action to which the Company or any of its Subsidiaries is subject. There are no pending or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving the Registered Company IP. Except as set forth on Schedule 3.13(a) of the Disclosure Schedules, (x) the consummation of the transactions contemplated by this Agreement will not impair any right of the Company or any of its Subsidiaries in or to any Intellectual Property, and (y) immediately after Closing, the all Intellectual Property will be owned, licensed, or available for use by the Surviving Corporation and its Subsidiaries on terms and conditions identical in all material respects to those under which the Company and its Subsidiaries owned or used such Intellectual Property immediately prior to the Closing without any additional payments other than ongoing fees, royalties or payments which the Company and its Subsidiaries would otherwise be required to pay for the use of such Intellectual Property in the ordinary course of business.
(b)    As of the date of this Agreement, all necessary registration, maintenance, renewal fees and/or filings that are currently due and must be paid prior to the date hereof in connection with the Registered Company IP have been made. As of the date of this Agreement, no payment is required to be paid by the Company or any of its Subsidiaries for the Company or any of its Subsidiaries, as applicable, to use any Owned Intellectual Property or Licensed Intellectual Property, except for (i) domain name fees payable to the applicable registrar for such domain names, (ii) social media account fees payable to the applicable third party for such social media accounts, and (iii) fees payable to third parties for Software, licenses, computer systems and other tangible assets or Intellectual Property of, or used by, the Company and/or any of its Subsidiaries in the ordinary course of business, and all such payments are current as of the date of this Agreement.
(c)    The Company or its Subsidiaries exclusively own all right, title, and interest in and to all Owned Intellectual Property (with no breaks in the chain of title thereof) free and clear of any Encumbrances other than Permitted Encumbrances, and have a valid license to use, all Licensed Intellectual Property required for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted. Except as set forth on Schedule 3.13(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any notice or claim challenging the ownership or use of any Intellectual Property by the Company or any of its

Subsidiaries, nor to the Knowledge of the Company, is there a reasonable basis for any claim that the Company does not so own or is misusing any of such Intellectual Property. The Owned Intellectual Property, Licensed Intellectual Property, together with licenses for “off-the-shelf” software commercially available on standard and non-exclusive terms (including software-as-a-service and cloud offerings) are all the Intellectual Property necessary for or material to the operation of the business of the Company and its Subsidiaries as currently conducted.
(d)    Except as set forth on Schedule 3.13(d), (i) neither the Company nor any of its Subsidiaries has received written notice from a third party alleging any misappropriation or infringement by the Company of any Intellectual Property owned by such third party, (ii) the conduct of business of the Company and its Subsidiaries as currently conducted has not and does not infringe, misappropriate or violate any Intellectual Property owned by any third party and (iii) to the Knowledge of the Company, no third party has or is misappropriating or infringing any Intellectual Property the Company and its Subsidiaries own or purport to own.
(e)    All former and current directors, officers, employees, independent contractors and consultants involved in the creation of any material Intellectual Property by or on behalf of the Company or its Subsidiaries have entered into Intellectual Property assignment agreements pursuant to which each such Person (i) irrevocably assigns in the present tense to the Company or its Subsidiary, all of such Person’s right, title and interest in and to the Intellectual Property and (ii) agrees to the confidential treatment and non-disclosure by such Person of all trade secrets of the Company and any of its Subsidiaries. To the Knowledge of the Company, no person is in breach of any contract referenced in this Section 3.13(e). The German Subsidiary has observed, to the extent applicable, the rules under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz – “ArbnErfG”) and has paid all remuneration to persons entitled to any compensation under the ArbnErfG or agreements with employees entered into under the ArbnErfG up to and including the Closing Date.
(f)    Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its rights in the confidentiality of its Owned Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret of the Company or any of its Subsidiaries (“Company Trade Secrets”). None of the Company Trade Secrets have been disclosed to any Person other than to: (i) employees or agents of the Company or its Subsidiaries for use in connection with the business of the Company or its Subsidiaries; or (ii) third-parties pursuant to a confidentiality or non-disclosure agreement that protects the interest of the Company in and to such matters. To the Knowledge of the Company, no Person is in breach of any contract referenced in this Section 3.13(f). No current or former employee of the Company or any of its Subsidiaries or other Person has claimed any right, title or interest in or to any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.
(g)    To the Knowledge of the Company, no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any Intellectual Property for the Company or any of its Subsidiaries was employed by, under contract to, or performed services for, any Sponsor during a period of time during which such Person was also performing services for the Company or any of its Subsidiaries related to the development of such Intellectual Property. No Sponsor has been granted by the Company or any of its Subsidiaries any claim or right in or to any Intellectual Property.
(h)    Except as set forth on Schedule 3.13(h), no source code to or constituting any Software included in or existing as a Company Product has been placed in escrow (and neither the Company nor any of its Subsidiaries has agreed to, or is otherwise required to, do the foregoing). No Software included in or existing as a Company Product uses, incorporates, or is integrated with any open source Software or any derivative thereof in a manner that would, pursuant to the applicable terms of use for such Software, require the Company or any of its Subsidiaries to distribute (or condition any grant of rights on the distribution of) any proprietary source code included in any Company Product to any third party or to make available the Company Product for redistribution to any Person at no or minimal charge. With respect to any open source Software that the Company or any of its Subsidiaries use, or has used historically, in any way in connection with any Software, the Company or its applicable Subsidiary complies and has complied, in all material respects, with all applicable licenses with respect thereto.
(i)    As of the date of this Agreement, the Company and its Subsidiaries have sufficient rights to use the Company Systems, all of which operate in all material respects as required for the current needs of the business of the Company and its Subsidiaries as currently conducted and, to the Knowledge of the Company, the Company Systems owned by the Company or any of its Subsidiaries are free from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm”. The Company and its Subsidiaries have taken precautions to protect the confidentiality, integrity and security of the Company Systems that they own or are in their possession and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any third party. There have been no failures or other adverse events affecting any of the Company Systems that have caused any material disruption in or to the operation of the business of the Company or any of its Subsidiaries. As of the date of this Agreement, the Company and its Subsidiaries have in place, and acts in compliance with, business continuity and disaster recovery plans.
Section 3.14        Privacy Laws.
(a)    Schedule 3.14(a) of the Disclosure Schedules lists each of the Company’s and its Subsidiaries’ internal and external privacy policies, processes and procedures, including their version number and date of effectiveness, and any related policies (collectively, the “Privacy Policies”).
(b)    The Company and its Subsidiaries have at all times materially complied with, and are presently in compliance in all material respects with, applicable Privacy Laws, the Company’s published Privacy Policies, industry standards and related contractual obligations relating to data protection, privacy, electronic security or the processing of information or data, including the Processing of any Personal Information or Processed by the Company and its Subsidiaries. The Company and its Subsidiaries have a valid and legal right (whether contractually, by Law or otherwise) to access or use all data included in the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the violation of any Privacy Laws or the Privacy Policies of the Company or any of its Subsidiaries.
(c)    The Company and its Subsidiaries have: (i) responded to any requests for access to Personal Information, the cessation of specified Processing activities or the rectification or erasure of any Personal Information, in each case in accordance with Privacy Laws, and, to the Knowledge of the Company, there are no such requests outstanding; (ii) established commercially reasonable procedures for compliance with Privacy Laws, including providing data subjects with all information (and in each case in such form and at such times) as required under Privacy Laws; (iii) Processed Personal Information in compliance with Privacy Laws; (iv) only collected Personal Information in accordance with Privacy Laws and have not further Processed such Personal Information in a manner inconsistent with those purposes; (v) maintained complete, accurate and up to date written records of all categories of Processing activities that the Company and its Subsidiaries have carried out as required under Privacy Laws; (vi) ensured that the Personal Information that the Company and its Subsidiaries have Processed is accurate and, where necessary, kept up to date; (vii) ensured that the period for which Personal Information is stored is in accordance with Privacy Laws; (viii) ensured that the Processing of Personal Information is limited to what is necessary for the purpose for which it is Processing such Personal Information in accordance with Privacy Laws; (ix) obtained all necessary rights from third parties and complied with all other material requirements under Privacy Laws to enable the Acquiror or the Surviving Corporation to process any Personal Information following the Closing for the purposes of the business of the Company and its Subsidiaries in compliance with all such Privacy Laws; (x) not, and to the Knowledge of the Company, no Person acting on its behalf has, disclosed or transferred Personal Information to any country in breach of its obligations under applicable Privacy Laws; (xi) an agreement in place with all data processors to the extent required by the Company and its Subsidiaries’ Privacy Policies and Privacy Laws, and has disclosed in Schedule 3.14(c) of the Disclosure Schedules the full details, and has provided copies to Acquiror, of all agreements and arrangements under which Personal Information is shared by the Company or any of its Subsidiaries with or by any data processor with regard to the business of the Company and its Subsidiaries; and (xii) duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of the Company’s and its Subsidiaries’ Processing activities, in each case as required by Privacy Laws.
(d)    The Company and its Subsidiaries have (i) established and maintain commercially reasonable technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under applicable Privacy Laws designed to protect the confidentiality, integrity, and availability of Personal Information collected by the Company or any of its Subsidiaries against accidental or unlawful processing in a manner appropriate to the risks represented by the processing of such Personal Information by the Company, its Subsidiaries and their respective data processors and (ii) conducted internal tests of such security measures. The Company and its Subsidiaries are and have been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. Internal tests conducted by the Company and its Subsidiaries indicate that the security measures of the Company and its Subsidiaries are effective in all material respects.
(e)    (i) There is no Action or, since the Lookback Date, any Security Incident pending against or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Authority or by any other Person with respect to the Processing or disclosure of Personal Information or any other breach of Privacy Laws by any Person in any material respect and to the Knowledge of the Company, (ii) there are no facts or circumstances likely to give rise to any such demands, claims, notices or inquiries with respect to the Processing or disclosure of Personal Information; and (iii) there has been no actual or alleged Security Incident that has resulted in the violation of applicable Privacy Laws in any material respect. No individual has been awarded compensation from the Company or any of its Subsidiaries for a violation of any Privacy Laws, and neither the Company or any of its Subsidiaries has received any written notice, allegation, or complaint alleging, a violation of any Privacy Laws in any material respect by the Company or any of its Subsidiaries or customer of the Company or any of its Subsidiaries and to the Knowledge of the Company, there are no facts or circumstances likely to give rise to any such demands, claims, notices or inquiries.
(f)    To the Knowledge of the Company, (i) there has been no Security Incident requiring notification to any Governmental Authority or any affected Persons and (ii) neither the Company nor its Subsidiaries has not been required by applicable Privacy Laws to notify any Person of any Security Incidents.
Section 3.15        Taxes.    Except as set forth in Schedule 3.15 of the Disclosure Schedules:
(a)    all Tax Returns with respect to Income Taxes and all other material Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries have been filed (taking into account any extension of time to file granted or obtained), and each such Tax Return is true, correct and complete in all material respects. All Income Taxes and other material Taxes (whether or not shown as due on such Tax Returns) have been paid.
(b)    The Company and each of its Subsidiaries have timely withheld and paid over to the appropriate Governmental Authority all material Taxes which they are required to withhold from amounts paid or owing to any employee, independent contractor, creditor, holder of securities or other third party and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.
(c)    No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.
(d)    There are no Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances).
(e)    No claim has been made in writing or, to the Knowledge of the Company, otherwise with respect to the Company or any of its Subsidiaries by a Governmental Authority in

a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.
(f)    No audit or other administrative or judicial proceeding is pending or, to the Knowledge of the Company, threatened with respect to any material amounts of Taxes due from or with respect to the Company or any of its Subsidiaries.
(g)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period.
(h)    None of the Company or any of its Subsidiaries (i) is a party to or bound by any Tax sharing, allocation, or indemnity agreement pursuant to which it will have any obligation to make any payments after the Closing (other than contracts a principal purpose of which is not Taxes or agreements exclusively between or among the Company and its Subsidiaries), (ii) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than one of which the Company is the common parent, or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or non-U.S. Law, or as a transferee or successor.
(i)    None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning on or after the Closing Date as a result of any (i) installment sale or open transaction disposition occurring on or prior to the Closing Date, (ii) cash basis method of accounting or percentage of completion method of accounting, (iii) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (iv) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (vi) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or (vii) inclusions pursuant to Sections 951 and 951A of the Code.
(j)    None of the Company or any of its Subsidiaries has made any election pursuant to Section 965(h) of the Code.
(k)    Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction described as a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or a similar provision of state or non-U.S. Law).
(l)    Neither the Company nor any of its Subsidiaries has been, during the two (2)-year period ending on the date hereof, a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(m)    The Company has delivered to the Acquiror copies of all federal, state and local income and other material Tax Returns and examination reports assessed against, or agreed to by, the Company and any of its Subsidiaries for all Tax periods ending after December 31, 2021.
(n)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, any closing agreement or offer in compromise with any Governmental Authority or has any outstanding request or offer for any similar arrangement, in each case, with respect to a material amount of Taxes.
(o)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries.
(p)    As of the date of this Agreement, (i) each of the Company’s Subsidiaries, and any other entity in which the Company directly or indirectly holds an ownership interest, has its default entity classification for U.S. federal and applicable state and local Income Tax purposes, except as otherwise disclosed on Schedule (p) and (ii) since its formation, the Company has been validly classified as a corporation for U.S. federal, state, local and non-U.S. Income Tax purposes.
(q)    Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal and applicable state, local and non-U.S. Income Tax purposes.
(r)    Neither the Company nor any of its Subsidiaries has, nor has ever had, a permanent establishment in any country other than the jurisdiction in which it is organized or incorporated, as applicable.
(s)    Neither the Company nor any of its Subsidiaries is and has not ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(t)    There is no power of attorney related or attributable to Taxes of the Company nor any of its Subsidiaries that is currently in effect.
(u)    The Company and each of its Subsidiaries has collected and maintains, in all material respects, all required “sale for re-sale” or similar exemption certificates related to U.S. state sales Taxes payable by the Company and such Subsidiary.
(v)    The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing Laws.
(w)    Neither the Company nor any of its Subsidiaries has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(x)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties with respect to Taxes shall in no event include the existence, amount or usability of the Tax attributes of the Company and its Subsidiaries for Tax periods (or portions thereof) beginning on or after the Closing Date (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits and depreciation periods, or any other similar Tax matter).
Section 3.16        Environmental Matters.
(a)    Each of the Company and its Subsidiaries (i) has been in material compliance with all material Environmental Laws and have obtained and are in material compliance with all material Environmental Permits, (ii) has had no claims alleging material violation of or material liability pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries and (iii) has had no Action pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court of other Governmental Authority that is outstanding and was issued pursuant to Environmental Laws.
(b)    No Hazardous Materials are or have been present, manufactured, generated, handled, transported, used, treated or stored by the Company or any of its Subsidiaries and there is and has been no release of Hazardous Materials by the Company or any of its Subsidiaries on, in, at or under any Leased Real Property or any other location owned, leased or operated by the Company or any of its Subsidiaries which has resulted or would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries under any Environmental Laws.
(c)    Neither the Company nor any of its Subsidiaries have treated, stored, disposed of, arranged for the disposal of, transported, handled, or released any toxic or other Hazardous Material, substance or waste except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries.
(d)    The Company has provided or made available to Acquiror all material environmental audits, environmental assessments, environmental studies, environmental sampling data and environmental investigation reports, and other similar documents (and all OSHA 300 logs), plus all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the Company or any of its Subsidiaries or any of their respective current or former properties or facilities, to the extent such documents are in the possession of, or under the reasonable control of, the Company or any of its Subsidiaries and were generated since the Lookback Date.
Section 3.17        Material Contracts.
(a)    Schedule 3.17 of the Disclosure Schedules sets forth a true and complete list of each of the written contracts and agreements that is of a type described below to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound (such contracts and agreements as described in this Section 3.17(a) being “Material Contracts”):
(i)    contracts or group of related contracts that provide for payment or receipt by the Company or any of its Subsidiaries (A) of more than $500,000 per year with a third party other than any contracts with customers or clients, and (B) of more than $250,000 per year with customers or clients;
(ii)    contracts with any Material Vendor or Material Customer/Distributor (other than purchase orders entered into in the ordinary course of business);
(iii)    contracts relating to indebtedness for any (A) borrowed money or incurred in substitution or exchange for indebtedness for money borrowed, (B) bond, interest rate, currency, commodity or other hedging, swap, forward or option agreement and (C) obligations under leases which are not accounted for as operating leases under GAAP;
(iv)    contracts that (A) limit or purport to limit, in any material respect, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) grant the other party or any third person “most favored nation”, “most favored customer” status or contain similar pricing provisions, or (C) contain any “take or pay” provisions or that obligates the Company or any of its Subsidiaries to conduct any material portion of its business on an exclusive basis with any third party or purchase its total requirements of any products or services from a third party;
(v)    contracts with any Governmental Authority;
(vi)    contracts relating to any material joint venture, partnership or similar agreements or arrangements;
(vii)    contracts relating to the guaranty of any obligation by the Company or any of its Subsidiaries for borrowed money or other material guaranty involving more than $100,000;
(viii)    license agreements relating to the use of any (1) third party Intellectual Property currently used in the conduct of the business of the Company or any of its Subsidiaries, excluding (A) licenses for “off-the-shelf” software commercially available on standard and non-exclusive terms (including software-as-a-service and cloud offerings), (B) contracts with employees on the Company’s standard forms under which Intellectual Property is assigned to the Company, or (C) contracts containing a non-exclusive inbound license to the Company to use Intellectual Property, where such license is incidental to the primary purpose of such contract, (2) Intellectual Property owned by the Company or any of its Subsidiaries by any third party, other than non-exclusive licenses, and (3) any written settlements or agreements relating to any Intellectual Property to which the Company or any of its Subsidiaries is a party and covenants not to sue;
(ix)    contracts for the employment or engagement of any officer, individual employee or other person on a full-time or consulting basis (A) providing for fixed compensation in excess of $150,000 per year (other than any “at-will” employment agreement or offer letter that may be terminated by the Company or any of its Subsidiaries upon thirty (30) days or less advance notice or contracts with employees in jurisdictions other than the United States for customary notice periods) or (B) that cannot be terminated without payment of severance or other termination penalty;

(x)    collective bargaining agreement or other contract or agreement with any labor union, works council, or other labor organization;
(xi)    settlement, conciliation, or similar contracts entered into since the Lookback Date which have a value greater than $100,000 in excess of applicable insurance coverage or pursuant to which the Company or any Subsidiary will have any material outstanding obligations after the date of this Agreement;
(xii)    contracts providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $150,000;
(xiii)    contracts under which the Company or any of its Subsidiaries is lessee or lessor of or holds or operates any tangible property, except for leases of equipment pursuant to contracts with customers entered into in the ordinary course of business and any contract or agreement under which the aggregate annual rental payments do not exceed $150,000;
(xiv)    contracts under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any real property;
(xv)    contracts granting any person a right to a commission on the sale of any of the Company’s or any of its Subsidiaries’ products or services;
(xvi)    contracts entitling any customer of the Company or any of its Subsidiaries to a rebate on the sale of any of its products; and
(xvii)    definitive contracts providing for the disposition or acquisition of equity securities or material assets or properties by the Company or any of its Subsidiaries, or any merger or business combination with respect to the Company or any of its Subsidiaries (other than this Agreement or the Ancillary Agreements), pursuant to which there are any continuing or outstanding obligations.
(b)    The Company has made available to Acquiror true and complete copies of each Material Contract. Except as set forth on Schedule 3.17(b) of the Disclosure Schedules, (i) each Material Contract is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect and (ii) upon the consummation of the transactions contemplated by this Agreement shall continue in full force and effect, except to the extent, in the case of clauses (i) and (ii), such Material Contract has expired in accordance with its terms. None of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the counterparties thereto, is in material breach of, or default under, any Material Contract. Neither the Company nor any of its Subsidiaries has received or given written or, to the Knowledge of the Company, oral notice of an intent to terminate, cancel, modify, amend or otherwise materially alter the terms and conditions of, or notice of material breach or default under, any Material Contract.
Section 3.18        Brokers. Except for Robert W. Baird & Co. Incorporated, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.19        Material Customer/Distributors and Vendors.
(a)     Schedule 3.19(a) of the Disclosure Schedules sets forth a true and complete list of the customers or distributors of the Company and its Subsidiaries with sales of $500,000 or more on a consolidated basis during (i) the twelve (12) months ended December 31, 2023, and (ii) the ten (10) months ended October 31, 2024 (each, a “Material Customer/Distributor”).
(b)    Schedule 3.19(b) of the Disclosure Schedules sets forth a true and complete list of the names and addresses of the top ten (10) largest vendors of the Company and its Subsidiaries on a consolidated basis (based on the dollar value of goods and services provided) during (i) the twelve (12) months ended December 31, 2023, and (ii) the ten (10) months ended October 31, 2024 (each, a “Material Vendor”).
(c)    Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice from any Material Customer/Distributor to the effect that such Material Customer/Distributor intends to stop, materially decrease the rate of, or materially change the terms (including price) with respect to, buying products or services from the Company or its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice from any Material Vendor to the effect that such Material Vendor intends to stop, materially decrease the rate of, or (outside of the ordinary course of business) materially change the terms (including price) with respect to, supplying materials, products or services to the Company or its Subsidiaries, taken as a whole.
Section 3.20        Related Party Transactions. Except as set forth on Schedule 3.20 of the Disclosure Schedules, no Related Party of the Company or any of its Subsidiaries (a) is party to any contract with the Company or any of its Subsidiaries (other than with respect to an officer or director of the Company or any of its Subsidiaries pursuant to the Organizational Documents or with respect to an officer, director, employee or independent contractor of the Company or any of its Subsidiaries pursuant to Employee Plans set forth on Schedule 3.9(a) of the Disclosure Schedules); (b) holds any interest, directly or indirectly (i) in any assets or properties used or held for use by the Company or any of its Subsidiaries (other than as a Holder) or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of the Company or any of its Subsidiaries; (c) is (other than with respect to an officer, director, employee or independent contractor of the Company or any of its Subsidiaries pursuant to Employee Plans set forth on Schedule 3.9(a) of the Disclosure Schedules) owed any amounts by the Company or any of its Subsidiaries; or (d) owes any amount to the Company or any of its Subsidiaries.
Section 3.21        International Trade Laws.
(a)    The Company and its Subsidiaries are and for the past five years have been in material compliance with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors, executives, employees, representatives or agents acting on behalf of the Company or its Subsidiaries, currently or during the past five years: (i) is or has been a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in any transaction involving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in any property or interests in property of any Sanctioned Person.
(b)    The Company and its Subsidiaries have not received during the past five years and there is no current or, to the Knowledge of the Company, threatened Action or notice that has been filed or commenced against the Company or its Subsidiaries alleging any failure to comply with any International Trade Laws.
(c)    The Company and its Subsidiaries have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.
Section 3.22        Inventory. All Inventory of the Company and its Subsidiaries has been acquired or manufactured in the ordinary course of business. All Inventory is owned by the Company or its Subsidiaries, as applicable, no Inventory is held on a consignment basis, and neither the Company nor any of its Subsidiaries has any liability relating to consigned Inventory or other goods. All Inventory of the Company and its Subsidiaries is located at one of the locations set forth in Schedule 3.12(b) of the Disclosure Schedules. All Inventory of the Company and its Subsidiaries was manufactured, in each case, in material compliance with applicable Law. Except as set forth in Schedule 3.22 of the Disclosure Schedules, during the twelve (12) month period ending on the Closing Date, neither the Company nor any of its Subsidiaries has had, and during the twelve (12) month period commencing on the Closing Date, neither the Company nor any of its Subsidiaries expect to have, any Inventory returned by customers, transferred from a warehouse or received on a purchase order that will be returned to the vendor for credit with respect to which appropriate reserves were not or have not been provided in the Financial Statements. All Inventory of the Company and its Subsidiaries is of a quality and quantity presently useable and salable at customary gross margins in the ordinary course of business (consistent with past practice) and the quantities of Inventory are not materially excessive in amount and are reasonable in all material respects in the present circumstances of the business of the Company and its Subsidiaries, taken as a whole. All Inventory of the Company and its Subsidiaries is merchantable and fit for the purpose for which it was procured or produced, except as reflected in the Balance Sheet. In the case of any Inventory that is obsolete, damaged, defective, or discontinued, either (a) the value of such Inventory has been fully written down or (b) adequate reserves have been provided in the Interim Financial Statements.
Section 3.23        Accounts Receivable.     All accounts receivable reflected on the Interim Balance Sheet or to be reflected on the Final Closing Statement represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing

Date, all accounts receivable will be current and collectible net of the respective reserves (which reserves are adequate and calculated on a basis consistent with past practice). Subject to such reserves, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract or other arrangement with any obligor of any accounts receivable related to the amount or validity of such accounts receivable. Except as disclosed on Schedule 2.12(a)(iv), there is no Encumbrance on any accounts receivable, and no request or agreement for deduction or discount has been made with respect to any accounts receivable, except in the ordinary course of business or as fully and adequately reflected in reserves for doubtful accounts set forth in the Financial Statements. Since December 31, 2023, neither the Company nor any of its Subsidiaries has changed their respective practices with respect to accounts receivable.
Section 3.24        Products and Services.
(a)    All Company Products and all material services rendered by the Company or any of its Subsidiaries (“Company Services”) have been in material conformity with all material applicable specifications, all material express and implied warranties, all material contractual commitments and all other material applicable Laws, standards and certifications with respect to such particular Company Product or Company Service and, with respect to Company Products (including the technology imbedded in any Company Product), are and were free from material defects in construction and design, and neither the Company nor any of its Subsidiaries has been notified in writing of any liability in connection therewith (including any liability for replacement or repair thereof or other Losses in connection therewith) in excess of any warranty reserve established with respect thereto on the Interim Financial Statements. No event has occurred, or circumstances exist that would give rise to, or form the basis of, any such liability. There is not and, since the Lookback Date, has not been any product warranty, product liability, product recall, post-sale warning or similar Action against or with respect to the Company or any of its Subsidiaries or any of the Company Products or Company Services, and, to the Knowledge of the Company, no such Action been threatened. The Company has complied with any applicable material reporting obligation to any Governmental Authority regarding any Company Product and has no reason to believe it would be subject to any claim for failing to timely report by any Governmental Authority. Neither the Company nor any of its Subsidiaries has received any written notice of any claims for, and, to the Knowledge of the Company, there is no reasonable basis for, any product recalls, returns, warranty obligations, corrective actions or service calls relating to any of the Company Products or Company Services. Neither the Company nor any of its Subsidiaries has or has had at any time since the Lookback Date been made aware of, any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Products or Company Services. To the Knowledge of the Company, no event has occurred or circumstances exist that would give rise to, or form the basis of, any such liability. No Person has asserted any claim in writing against the Company or any of its Subsidiaries under any Law relating to unfair competition, false advertising or similar claims arising out of product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials used by or in the conduct of the business of the Company and its Subsidiaries.
(b)    Neither the Company nor any of its Subsidiaries is a party to any contract that obligates the Company or any of its Subsidiaries, as applicable, to provide any improvement,

enhancement, change in functionality or other alteration to the performance of any Company Products or Company Services, except as disclosed on Schedule 3.24(b) of the Disclosure Schedules. Neither the Company nor any of its Subsidiaries has granted any other Person the right to furnish support or maintenance services with respect to any Company Products or Company Services.
(c)    No Company Products or Company Services are subject to any guaranty, warranty or other indemnity beyond its standard product or service warranties or guaranties, which warranties have been provided to Acquiror. There are no pending or, to the Knowledge of the Company, threatened claims under any product or service warranties or guaranties, other than as reserved for on the Interim Financial Statements. No event has occurred or circumstances exist that would cause the percentage of products sold and services performed by the Company or any of its Subsidiaries for which its standard product or service warranties or guaranties are currently in effect and for which warranty adjustments can be expected during unexpired warranty periods that extend beyond the Closing Date to be materially higher than the percentage of such products and services that the Company or any of its Subsidiaries have sold and performed for which warranty adjustments have been required in the past.
(d)    As of the date of its issuance and the date of each modification thereto, each material final engineering drawing relating to the Company Products (collectively, “Engineering Drawings”) was drafted in accordance with, and met, the applicable product standards and customer requirements applicable at the time of such issuance to the Company Products reflected therein in all material respects. Engineering Drawings currently in use comply with all applicable product standards and customer requirements as of the date hereof in all material respects. All material design test reports and other material testing and compliance results and reports prepared by or on behalf of the Company or any of its Subsidiaries or any customer of the Company or any of its Subsidiaries, and/or utilized or required by the Company or any of its Subsidiaries or any of its direct or indirect suppliers or customers, in each case in connection with or relating to the design, manufacture, sale and/or use of Company Products (collectively, “Test Results”) reflect accurate results in all material respects of true and valid tests which have been conducted on or with respect to Company Products (none of which tests and/or results have been manipulated or altered by, or at the direction of, the Company or its Subsidiaries to satisfy testing requirements) and are consistent with the applicable product standards in all material respects, and all inputs into such tests and results are and were true and correct in all material respects at the time of such testing. All Test Results are materially consistent with, and all Company Products are in material compliance with, all industry standards and the criteria for any applicable third-party quality or safety certifications, approvals and endorsements in all material respects.
(e)    The underlying designs of all Company Products have been subjected to all required or commercially reasonable tests and approvals and have passed all such tests and approvals. All Company Products that have been tested have been deemed to be of a quality suitable for sale to the Company’s or any of its Subsidiaries’ customers, and the Test Results evidence satisfactory compliance of all Company Products with all of the requirements, specifications and standards established by the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has directly or indirectly sold or provided a product or service to any customer that does not comply with applicable Law in all material respects. There is no Action relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn, relating to any Company Product, nor, to the Knowledge of the Company, is there any basis for any such Action.
Section 3.25        Bank Accounts. Schedule 3.25 of the Disclosure Schedules includes a complete list of all deposit accounts maintained by the Company or any of its Subsidiaries, including, for each such account, the name and address of the depository bank, the type of account, the account number and the authorized signatories under such account.
Section 3.26        Tangible Personal Property. The Company and its Subsidiaries own good and valid title, free and clear of all Encumbrances (other than Permitted Encumbrances or Encumbrances in connection with the items disclosed on Schedule 2.12(a)(v), which in each case will be terminated at Closing), to or have a valid leasehold interest in all of the material tangible personal property reflected on Financial Statements or thereafter acquired by any the Company or any of its Subsidiaries. The Company or its Subsidiaries own or have a valid leased interest in all the material tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. The material tangible personal properties and assets of the Company and its Subsidiaries are in good working condition and repair in all material respects, except for ordinary wear and tear, are usable in the ordinary course of business, are adequate and suitable for their present uses and have been maintained in accordance with normal industry practice except for any divergence or divergences from normal industry practice that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.27        Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this ARTICLE III or in any other Ancillary Agreement, and the Company hereby disclaims any such other representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Acquiror and Sub hereby represent and warrant to the Company as follows:
Section 4.1        Organization. Each of Acquiror and Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2        Authority. Each of Acquiror and Sub has the limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by (i) Ergo Baby Holdco, LLC, a Delaware limited liability company, as the sole member of Acquiror and (ii) Acquiror as the sole member of Sub. No other corporate proceedings on the part of Acquiror or Sub are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which each will be a party will have been, duly executed and delivered by Acquiror and Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Acquiror and Sub, as applicable, will be a party will constitute, the legal, valid and binding obligations of Acquiror and Sub, as applicable, enforceable against Acquiror and Sub, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Board of Directors of Sub, at a meeting duly called and held at which all directors of Sub were present or by written consent without a meeting, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Sub’s stockholders, as the case may be, and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
Section 4.3        No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by each of Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)    conflict with or violate the Organizational Documents of Acquiror or Sub;
(ii)    conflict with or violate any Law, injunction, decree or order applicable to Acquiror or Sub or by which any property or asset of Acquiror or Sub is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any Person pursuant to, any material contract, material agreement, permit, license or authorization to which the Acquiror or Sub is a party or by which their respective assets are bound to which Acquiror or Sub is a party; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
(b)    Neither Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby and thereby, except (i) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
Section 4.4        No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
Section 4.5        Financing. Acquiror has as of the Closing Date cash on hand sufficient to fully fund all of Acquiror’s obligations under this Agreement, including the payment of (i) the Estimated Merger Consideration and any other amounts required to be paid pursuant to this Agreement and the Ancillary Agreements, and (ii) all fees and expenses and other payment obligations required to be paid or satisfied by Acquiror in connection with the transactions contemplated by this Agreement, including any repayment or refinancing of Indebtedness as a result of the consummation of the transactions contemplated by this Agreement. Acquiror acknowledges and agrees that it is not a condition to the Closing or to any of its obligations under this Agreement that Acquiror or any of its Affiliates obtain financing for or related to the transactions contemplated by this Agreement.
Section 4.6        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror or Sub.
Section 4.7        Solvency. Upon consummation of the transactions contemplated hereby, none of Acquiror, Sub, the Surviving Corporation or its Subsidiaries will (a) be insolvent or left with unreasonably small capital with which to engage its business, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
Section 4.8        Litigation. As of the date hereof, there is no Action by or against Acquiror pending, or to the knowledge of Acquiror, threatened that would, if determined adversely to Acquiror, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Acquiror is not subject to any Law, injunction, decree or order of any Governmental Authority (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any

Governmental Authority that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
Section 4.9        R&W Insurance Policy. Acquiror has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective as of the Closing Date.
Section 4.10        Exclusivity of Representations and Warranties. None of Acquiror, Sub or any of their Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Acquiror or Sub (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of Acquiror or Sub), except as expressly set forth in this ARTICLE IV or in any other Ancillary Agreement, and each of Acquiror and Sub hereby disclaim any such other representations or warranties.
ARTICLE V
COVENANTS
Section 5.1        Covenants Regarding Information. For a period of seven years after the Closing or, if shorter, the applicable period specified in the Surviving Corporation’s document retention policy, the Surviving Corporation shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of the Holders reasonable access at their own expense (including the right to make, at the requesting Holder’s expense, photocopies), subject to any limitations resulting from any applicable Public Health Measures, during normal business hours, to such books and records to the extent necessary for the preparation of any claims, financial statements, regulatory filings or Tax Returns whether or not related to this Agreement; provided, however, that the Surviving Corporation shall notify the Holders in writing at least twenty (20) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Holders the opportunity to copy such books and records (at their own expense) in accordance with this Section 5.1.
Section 5.2        Employee Benefits.
(a)    Acquiror shall provide, or cause to be provided, to the employees of the Company or any of its Subsidiaries who remain employed immediately after the Closing (each, an “Affected Employee”), for a period of one year following the Effective Time (or such shorter period during which the Affected Employee remains employed by the Acquiror), with (i) an annual base salary or wages, as applicable, and annual cash bonus opportunity that are, in each case, no lower than those provided to such Affected Employee immediately prior to the Closing, and (ii) an annual cash bonus opportunity for the calendar year ending December 31, 2025, as determined by the board of directors of the Surviving Corporation in its sole discretion. From and after the Effective Time, Acquiror shall cause the Surviving Corporation and its Subsidiaries, as applicable, to honor in accordance with their terms, any existing employment, severance, change of control and salary continuation agreements between the Company or any of its

Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such agreement. For the avoidance of doubt, nothing herein shall prevent Acquiror from terminating the employment of any Affected Employee following the Closing in compliance with applicable Law.
(b)    Acquiror shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries that become Affected Employees under the policies and practices of the Company and its Subsidiaries. In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any plan, Acquiror shall, or shall cause the Surviving Corporation to, (i) use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then existing plans absent any change in such welfare coverage plan) and (ii) use commercially reasonable efforts to provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Acquiror shall, or shall cause the Surviving Corporation to, provide each Affected Employee with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate
(other than for benefit accrual purposes under any equity or equity-like incentive compensation plan or program), except to the extent that it would result in a duplication of benefits with respect to the same period of services.
(c)    Nothing expressed or implied in this ARTICLE V or in the Disclosure Schedules or Exhibits referred hereby shall confer upon any of the Affected Employees or any other Person any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA or otherwise) of the Company, any of its Subsidiaries, or, after the Closing, the Surviving Corporation, and no person participating in any such employee benefit plan maintained by the Company, any of its Subsidiaries, or, after the Closing, the Surviving Corporation, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.
Section 5.3        Confidentiality. Each of the parties acknowledges and agrees that the confidentiality agreement dated September 10, 2024 between Highlander Partners, L.P. and Robert W. Baird & Co. Incorporated, as agent for The Ergo Baby Carrier, Inc. (the “Confidentiality Agreement”) shall terminate concurrently with the Closing.

Section 5.4        Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld; provided that (a) unless required by applicable Law, no such press release or any other public statement shall contain the economic terms of this Agreement or the transactions contemplated hereby, (b) no such approval shall be necessary to the extent disclosure may be required by applicable Law and (c) the parties shall be permitted to issue such press releases, make such public statements, make any filings (including with the Securities and Exchange Commission), make disclosures on its website, social media accounts or otherwise and/or provide or participate in interviews (whether for articles, television, radio, podcasts or otherwise) and/or make other media appearances as otherwise consistent with past practices of such party; provided, however, (i) the disclosing party will have afforded the other party, for a reasonable period prior to the making of such release, statement, disclosure or filing (in each case if in writing), a reasonable opportunity to review the intended form and substance of such release, announcement, disclosure or filing (for the avoidance of doubt, such reviewing party shall not have any consent or approval rights with respect to any such release, announcement, disclosure or filing), and (ii) in the case of interviews and/or other media appearances, the disclosing party will have discussed with the other party prior to such interview or other media appearance; (iii) the parties shall be permitted to file this Agreement with the Securities and Exchange Commission and make disclosures regarding this Agreement and the transaction contemplated hereby pursuant to filings with Securities and Exchange Commission; (iv) no such approval shall be required in respect of any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby; or (v) no such approval shall be required for any disclosure by Acquiror or its Affiliates as part of Acquiror’s or such Affiliate’s ordinary course reporting or review procedure in connection Acquiror’s or, to Persons bound by customary confidentiality obligations, such Affiliate’s ordinary course fundraising, marketing or reporting activities; provided, however, that notwithstanding Section 5.4(a), (A) in respect of a disclosure made by Acquiror or its Affiliates pursuant to Section 5.4(v), Acquiror or such Affiliate, as applicable, shall be permitted to disclose the economic terms of this Agreement and the transactions contemplated hereby and (B) any party may publicly disclose information that has already been publicly disclosed in compliance with this Section 5.4.
Section 5.5        Directors’ and Officers’ Indemnification.
(a)    Acquiror agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company or any of its Subsidiaries, as provided in the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other similar governing documents, whether asserted or claimed prior to, at or after the Closing (including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation, contribution or advancement right of any of the foregoing), shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company and its Subsidiaries will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing, Acquiror shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, to the extent permitted by applicable Law, amend, repeal or otherwise modify the indemnification provisions of the Company’s certificate of incorporation, bylaws or other similar governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company or its Subsidiaries.
(b)    For a period of six years from the Closing Date, Acquiror shall cause the Company shall purchase a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are at least as favorable as the policy currently in effect with respect to actions and omissions occurring prior to the Closing Date. Half of the fees, costs and expenses incurred in connection with such “tail policy” shall be deemed a Transaction Expense, and the other half of such fees, costs and expenses shall be borne by Acquiror.
(c)    Acquiror covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby; provided, however, that, the foregoing limitations shall not preclude Acquiror, its Affiliates and its successors and assigns, from instituting an Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such for Fraud.
(d)    The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 5.5 may at any time be entitled.
(e)    In the event Acquiror, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Acquiror shall use its reasonable best efforts to ensure that the successors and assigns of Acquiror or the Company, as the case may be, shall assume the obligations set forth in this Section 5.5.
(f)    This Section 5.5 is intended to benefit the directors, officers, employees and agents of the Company and its Subsidiaries and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 5.5 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 5.5.

Section 5.6        R&W Insurance Policy. The parties hereto acknowledge that Acquiror may, at its option, obtain and bind insurance coverage provided pursuant to a buyer-side representation and warranty insurance policy naming the Acquiror as an insured and providing coverage for certain Losses incurred by the Acquiror and/or its Affiliates related to this Agreement (a “R&W Insurance Policy”), in which case a true and correct copy of which shall have been provided to the Stockholder Representative. The R&W Insurance Policy shall expressly provide that (i) the insurer under the R&W Insurance Policy (the “R&W Insurer”) has no subrogation rights against any Holder and the R&W Insurer will not pursue any claim against any Holder, in either case, except in the case of Fraud by s (the “R&W Subrogation Waiver”), (ii) neither Acquiror nor any of its Affiliates shall waive, amend, modify or otherwise revise the R&W Subrogation Waiver in any manner inconsistent with this Agreement or that would otherwise be materially adverse to any of the Persons entitled to the benefit of the R&W Subrogation Waiver without the consent of the Stockholder Representative, and (iii) notwithstanding any duty to mitigate its Losses, Acquiror will have no obligation to pursue any claim against any Holder.
Section 5.7        Entitlement to Royalties. From and after the Closing, Acquiror shall promptly, but in no event later than thirty (30) Business Days of receipt by Acquiror or any of its Affiliates (including the Company or any of its Subsidiaries) of any Royalties (as defined in the agreement set forth on Schedule 5.7) (the “Royalty Agreement”) on Licensed Products (as defined in the Royalty Agreement) Sold (as defined in the Royalty Agreement) after the Closing and on or prior to December 31, 2026, remit any such Royalties collected (whenever collected, even if after December 31, 2026), net of any Taxes attributable to the receipt thereof, to the Stockholder Representative by wire transfer of immediately available funds for further distribution by the Stockholder Representative to (1) the Paying Agent for delivery to the Stockholders and Optionholders other than Employee Optionholders, and (2) the Surviving Corporation for delivery to Employee Optionholders holding In-the-Money Options through the Surviving Corporation’s payroll system, which payments shall be made pro rata in accordance with their respective Fully Diluted Percentages. The amount of any Royalties owed pursuant to the immediately preceding sentence shall be reduced to the extent any such Royalties are included in Net Working Capital. Acquiror shall use commercially reasonable efforts to collect any such Royalties promptly within the time periods set forth in the Royalty Agreement. From the date hereof until the full payment of the Royalties (net of any Taxes attributable to the receipt thereof) to the Stockholder Representative pursuant to the terms of this Section 5.7, Acquiror agrees that Acquiror shall not, and shall cause the Company not to, amend or modify the Royalty Agreement without the consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed; provided, that a failure to consent to any amendment that decreases the Royalties on Licensed Products shall not be deemed to be unreasonable).
ARTICLE VI
TAX MATTERS

Section 6.1        Certain Tax-Related Restrictions. For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated by this Agreement, the Acquiror shall cause the Company and its Subsidiaries to operate their business only in the ordinary course of business and in the same manner as the historical practice of the Company and its Subsidiaries and shall not convert or otherwise change the form of any of the Company and its Subsidiaries under applicable federal, state, local or non-U.S. Law. To the extent permitted under applicable Law, the Company and its Subsidiaries shall elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and its Subsidiaries.
Section 6.2        Books and Records; Cooperation. The Acquiror (including the Company and its Subsidiaries following the Closing) and the Stockholder Representative shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other party, in connection with any Tax matter described in this ARTICLE VI. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 6.2 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Company or any of its Subsidiaries shall be kept confidential by the parties hereto and their respective legal and tax advisors. No provision of this Agreement shall be construed to require Acquiror to provide to any Person any right to access or to review any Tax Return or Tax work papers of Acquiror or any Affiliate of Acquiror (including any consolidated, combined, affiliated or unitary Tax Return that includes Acquiror or any Affiliate of Acquiror, and any pro forma Tax Return used to create any such consolidated, combined, affiliated or unitary Tax Return), except, in each case, to the extent of any stand-alone Tax Returns of the Company or any of its Subsidiaries and supporting Tax data and records relating solely and exclusively thereto.
Section 6.3        Transfer Taxes. The Acquiror shall pay, and shall indemnify and hold the Stockholder Representative and its Affiliates (on behalf of the Holders) harmless against, any real property transfer or gains tax, documentary or stamp tax, stock transfer tax, lease, or other similar Tax imposed on the Company and its Subsidiaries, the Stockholder Representative or any of its Affiliates as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to Transfer Taxes. The Stockholder Representative agrees to cooperate with the Acquiror in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.
Section 6.4        Pre-Closing Tax Refunds. The Acquiror shall pay to the Stockholder Representative (by wire transfer of immediately available cash funds to the account or accounts and in the amounts designated by the Stockholder Representative in writing) any Pre-Closing Tax Refund, or any portion thereof, (net of any reasonable, out-of-pocket costs or expenses, including Taxes, incurred to receive such Pre-Closing Tax Refund) within fifteen (15)

days after receipt of such Pre-Closing Tax Refund in cash or the date on which Acquiror voluntarily elects to apply such Pre-Closing Tax Refund as a credit against future taxes in lieu of a cash refund. For this purpose, a “Pre-Closing Tax Refund” is any refund (including any interest thereon) set forth on Schedule 6.4 of the Disclosure Schedules that is received by the Acquiror, the Company or any of their respective Subsidiaries or Affiliates within two (2) years of the Closing Date; provided, however, that Pre-Closing Tax Refunds shall not include any refunds (i) to the extent that such refund was taken into account for purposes of determining the Merger Consideration as adjusted pursuant to Section 2.13, or (ii) to the extent such refund is required to be paid over to a third party pursuant to a tax sharing or similar agreement of the Company or any of its Subsidiaries entered into prior to the Closing Date. In the event that a Pre-Closing Tax Refund is subsequently disallowed (in whole or in part) by a Governmental Authority and the Acquiror has made a payment to the Stockholder Representative pursuant to this Section 6.4 with respect to such Pre-Closing Tax Refund, then the Holders shall pay to Acquiror the portion of such Pre-Closing Tax Refund previously paid by Acquiror that is disallowed plus the amount of any reasonable, out-of-pocket costs or expenses, including Taxes, incurred with respect to such disallowed amount.
Section 6.5        Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income, receipts, payroll or sales of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for the portion of a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, all Transaction Tax Deductions shall be treated as deductible in the Pre-Closing Tax Period to the extent “more likely than not” deductible (or deductible at a higher confidence level) under applicable Law in such period.
ARTICLE VII
INDEMNIFICATION
Section 7.1        Special Indemnities. From and after the Closing, the Holders shall, jointly and severally, indemnify and hold harmless Acquiror from, and shall pay to Acquiror the amount of, or reimburse Acquiror for, any Losses arising from, in connection with, or relating to:
(a)    the matters set forth on Schedule 7.1(a) of the Disclosure Schedules (the “First Matter”);
(b)    the matter set forth on Schedule 7.1(b) of the Disclosure Schedule (the “Second Matter”);

(c)    the matter set forth on Schedule 7.1(c) of the Disclosure Schedule (the “Third Matter” and, together with the First Matters and the Second Matter, the “Matters”); and
(d)    any expenses of Acquiror in enforcing its rights to indemnification herein.
Section 7.2        Limitations.
(a)    Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses that may be recovered (A) pursuant to Section 7.1(a) shall be, and the Holders’ recourse with respect to such Losses shall be limited to, an aggregate amount equal to $1,500,000; (B) pursuant to Section 7.1(b) shall be, and the Holders’ recourse with respect to such Losses shall be limited to, an aggregate amount equal to $2,000,000; and (C) pursuant to Section 7.1(c) shall be, and the Holders’ recourse with respect to such Losses shall be limited to, an aggregate amount equal to $2,000,000.
(b)    The amount of Losses recoverable by Acquiror under this ARTICLE VII shall be reduced by the amount of any insurance proceeds (other than proceeds received pursuant to the R&W Insurance Policy), indemnification payments and other third-party recoveries that the Acquiror or its Affiliates actually received with respect to the circumstance or event giving rise to such indemnification obligation, less any costs and expenses incurred by Acquiror or its Affiliates in connection with obtaining such recovery (including any attorneys’ fees and expenses) and less any applicable associated increased premiums or similar increased costs. In the event that any such insurance proceeds, indemnification payments or other third-party recoveries are obtained, received or realized by Acquiror or its Affiliates subsequent to receipt by Acquiror of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnification payments or other third-party recoveries relate, appropriate refunds shall be made promptly to the Stockholder Representative by Acquiror or its relevant Affiliate of all or the relevant portion of such indemnification payment; provided, however, that if any such refund is made as a result of the foregoing, such amount shall not be considered a Loss for purposes of the amounts set forth in Section 7.2(a).
Section 7.3        Procedures.
(a)    Acquiror shall have the right to assume and conduct the defense of each of the Matters with counsel selected by Acquiror and reasonably satisfactory to the Stockholder Representative; provided that the Stockholder Representative may still participate in, but not control, the defense of the Matters at the cost and expense of the Stockholder Representative. Notwithstanding the foregoing, Acquiror shall not be entitled to assume the defense of any Matter if assuming the defense would impose equitable, injunctive or other nonmonetary relief on any Holder or its Affiliates or if it would impose criminal liability or damages on any Holder or its Affiliates, and in any such case, the Stockholder Representative shall have the right to defend such Matter at the Stockholder Representative’s expense. If the Stockholder Representative has assumed such defense as provided in this Section 7.3(a), the Holders will not be liable for any legal expenses (including fees of any separate counsel) subsequently incurred by Acquiror or its Affiliates in connection with the defense of such Matter unless (i) the employment of such counsel shall have been specifically authorized in writing by the Stockholder Representative, or (ii) the named parties to the Matter (including any impleaded parties) include both Acquiror or its Affiliate, on the one hand, and any Holder or its Affiliate, on the other hand, and Acquiror reasonably determines that representation by counsel to the Holders of both the Holders and Acquiror (or its Affiliate) would present such counsel with a conflict of interest. With respect to any Matter for which the Stockholder Representative is responsible for the defense, Acquiror shall use commercially reasonable efforts to make available to the Stockholder Representative the books and records of the Company and its Subsidiaries relating to such Matter.
(b)    Each of Acquiror and the Stockholder Representative shall reasonably cooperate with the other party in the defense of the Matters and use its commercially reasonable efforts to avoid production of confidential information and preserve any applicable attorney-client or work-product privilege. The party responsible for the defense of any Matter (i) shall keep the other party reasonably informed as to the status of such Matter, including providing copies of all written correspondence regarding such Matter and all bona fide settlement negotiations and offers relating to such Matter, and (ii) shall not consent to the entry of any judgment or enter into any settlement or compromise without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    The indemnification required under this ARTICLE VII shall be made by prompt payment by the Stockholder Representative (on behalf of the Holders) following the earlier of (i) a final, non-appealable judgment or other assessment by a competent Governmental Authority relating to the applicable Matter and (ii) the effectiveness of a settlement or other compromise of the applicable Matter, in each case duly approved in accordance with Section 7.3(b)(ii).
(d)    The Holders’ indemnity obligations pursuant to this ARTICLE VII shall survive (i) for the First Matter until there is a final, non-appealable judgment in the lawsuits or other voluntary dismissal or release of all claims at issue in the lawsuits, whether by settlement or otherwise, (ii) for the Second Matter until the later of the third (3rd) anniversary of the Closing Date or the final determination of liability with respect to the Tax years under audit in respect of the Second Matter, and (iii) for the Third Matter until (A) receipt of a final non-appealable judgment or other assessment by the IRS or (B) the effectiveness of a settlement or other compromise with the IRS, in each case with respect to the Third Matter and duly approved in accordance with Section 7.3(b)(ii).
Section 7.4        Sole and Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, except in the event of Fraud, claims under this ARTICLE VII shall be the sole and exclusive remedy of Acquiror and its Affiliates (including, after the Effective Time, the Company and its Subsidiaries) against the Holders and their respective Affiliates and Representatives with respect to the Matters. In furtherance of the foregoing, Acquiror and each of its Affiliates (including, after the Effective Time, the Company and its Subsidiaries) hereby waives, to the fullest extent permitted under applicable law, except in the event of Fraud, any and all rights, claims, and causes of action it may have against any Holder or its Affiliates or Representatives relating to the Matters based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. Tax Treatment. The parties agree that any payment made pursuant to this ARTICLE VII shall constitute an adjustment to the purchase price for U.S. federal income tax purposes and shall file all Tax Returns consistently with such treatment unless otherwise required pursuant to a “determination” as defined in section 1313(a) of the Code.
Section 7.5        Tax Treatment. The parties agree that any payment made pursuant to this ARTICLE VII shall constitute an adjustment to the purchase price for U.S. federal income tax purposes and shall file all Tax Returns consistently with such treatment unless otherwise required pursuant to a “determination” as defined in section 1313(a) of the Code.
ARTICLE VII
MISCELLANEOUS
Section 8.1        Non-Survival. The respective representations, warranties, covenants and agreements of the Company, the Stockholder Representative, Acquiror and Sub contained in this Agreement, any Ancillary Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided, that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing; provided, further, that the foregoing limitations shall not preclude any party from bringing a claim for Fraud.
Section 8.2        Aquiror’s Investigation and Reliance. Acquiror is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by Acquiror together with its Representatives. Acquiror and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby. Acquiror acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives (including the Holders) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with Acquiror’s investigation of the Company, except as expressly set forth in ARTICLE III, and the Company and its Affiliates and Representatives expressly disclaim any liability that may be based on such information or errors therein or omissions therefrom. Acquiror acknowledges and agrees that it has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Affiliates or Representatives, except as expressly set forth in ARTICLE III. Acquiror acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives shall, other than in the event of Fraud by the Company or any of its Affiliates or Representatives, have or be subject to any liability to Acquiror, any of its Related Parties or any other Person resulting from the distribution to Acquiror, or Acquiror’s use of, any information, documents or materials made available to Acquiror, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Acquiror acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty, express or implied, with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries. Acquiror acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Acquiror acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives is making, and Acquiror hereby waives, any representation or warranty, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the Company’s and its Subsidiaries’ assets or any part thereof and that Acquiror shall acquire the Company and its Subsidiaries on an “as is” and “where is” basis, in each case except as otherwise expressly set forth in ARTICLE III (and subject to Section 8.1). Acquiror acknowledges and agrees that the representations and warranties expressly set forth in ARTICLE III are the result of arms’ length negotiations between sophisticated parties. Acquiror has no knowledge or reason to believe that any of the representations or warranties made by the Company as of the date hereof are untrue, incomplete or inaccurate.
Section 8.3        Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Willful Breach by the other. For the avoidance of doubt, the cost of the R&W Insurance Policy (including any premium, underwriting fees, broker fees and commissions, Taxes and all other fees and expenses related thereto) will be solely at the cost and expense of Acquiror, and neither the Company nor any of its Affiliates or Representatives will have any liability with respect thereto.
Section 8.4        Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 8.5        Waiver; Extension. At any time prior to the Effective Time, Acquiror (on behalf of itself and Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 8.6        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or if delivered by e-mail (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Company (prior to the Closing) or the Stockholder Representative, to:

c/o Compass Group Management LLC
275A McCormick Ave., Suite 100
Costa Mesa, California 92626
Attention: Raj Dalal
E-mail: raj@compassdiversified.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
3161 Michelson Drive
Irvine, California 92612
Attention: Michelle M. Gourley
E-mail: MGourley@gibsondunn.com
(ii)    if to Acquiror, Sub or the Surviving Corporation, to:

c/o Highlander Partners
300 Crescent Court, Suite 550
Dallas, TX 75201
Attention: Christopher McRorie, Esq.
E-mail: cmcrorie@highlanderpartners.com
with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
2121 North Pearl Street, Suite 1100
Dallas, TX 75201
Attention: Mark S. Solomon
Peter Bogdanow

Christopher M. Isaacs
Email: mark.solomon@katten.com
peter.bogdanow@katten.com
christopher.isaacs@katten.com
Section 8.7        Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 8.8        Entire Agreement. This Agreement (including the Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 8.9        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 5.2 (Employee Benefits), Section 5.5 (Directors’ and Officers’ Indemnification), this Section 8.9 (Parties in Interest), Section 8.23 (Prevailing Party), Section 8.24 (Non-

Recourse) and Section 8.25 (Release), which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 8.10        Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.11        Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.12        Disclosure Generally.    Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 8.13        Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder; provided, further, that Acquiror may assign its rights under this Agreement without consent to any Affiliate and to any debt financing source as collateral security as long as such assignment would not reasonably be expected to cause or increase withholding under Section 2.11. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.14        Specific Performance; Remedies.
(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled in equity or at law. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
(b)    Other than in the event of Fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement will be those remedies available in equity or at law for breach of contract only (and only as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that no party will have any remedies or cause of action (whether in contract, in tort, under statute or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.
Section 8.15        Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement. Any calculation of the Estimated Merger Consideration or the Closing Merger Consideration or any component thereof that requires conversion of any amount into United States dollars, shall, where such sum is referable to or is to be compared to a sum in United States dollars, be deemed to be a reference to an equivalent amount in United States dollars translated at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of the Wall Street Journal on the last Business Day immediately preceding the applicable date.
Section 8.16        Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 8.17        Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.18        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 8.19        Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.
Section 8.20        Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 8.21        Legal Representation.
(a)    Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Holders/Company Acquisition Counsel”) has acted as counsel for the Stockholder Representative, certain Holders and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Holders/Company Acquisition Counsel has not acted as counsel for any other Person, including Acquiror.
(b)    Only the Stockholder Representative, certain Holders, the Company and their respective Affiliates shall be considered clients of Holders/Company Acquisition Counsel in the Acquisition Engagement. Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that all confidential communications prior to the Closing Date between the Holders, the Stockholder Representative, the Company and their respective Affiliates, on the one hand, and Holders/Company Acquisition Counsel, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the applicable Holders, the Stockholder Representative and their respective Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by Acquiror or the Company (or, after the Closing, the Surviving Corporation) upon or after the Closing. Accordingly, whether or not the Closing occurs, Acquiror shall not have access to any such communications, or to the files of Holders/Company Acquisition Counsel relating to the Acquisition Engagement, or have any right to discover or obtain any information or documentation relating to the Acquisition Engagement that is subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to a Holder, the Stockholder Representative and/or their respective Affiliates. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Holders/Company Acquisition Counsel in respect of the Acquisition Engagement constitute property of the client, only the Holders, the Stockholder Representative and their respective Affiliates shall hold such property rights and (ii) Holders/Company Acquisition Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company (or, after the Closing, the Surviving Corporation) or Acquiror by reason of any attorney-client relationship between Holders/Company Acquisition Counsel and the Company or otherwise; provided, however, that notwithstanding the foregoing, Holders/Company Acquisition Counsel shall not disclose any such attorney-client communications or files to any third parties (other than Representatives, accountants and advisors of the Holders, the Stockholder Representative and their respective Affiliates; provided that such Representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications). If and to the extent that, at any time subsequent to Closing, Acquiror or any of its Affiliates (including, after the Closing, the Surviving Corporation) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) shall be entitled to waive such privilege only with the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld).
(c)    Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that Holders/Company Acquisition Counsel has acted as counsel for certain of the Holders, the Stockholder Representative, the Company and their respective Affiliates for several years and that such Holders and the Stockholder Representative reasonably anticipate that Holders/Company Acquisition Counsel will continue to represent the Holders and/or the Stockholder Representative and their respective Affiliates in future matters. Accordingly, Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) expressly (i) consents to Holders/Company Acquisition Counsel’s representation of the Holders, the Stockholder Representative and/or their respective

Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of Acquiror and the Surviving Corporation, on the one hand, and the Holders, the Stockholder Representative or any of their respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Holders/Company Acquisition Counsel may have previously advised the Holders, the Stockholder Representative, the Company or their respective Affiliates and (ii) consents to the disclosure by Holders/Company Acquisition Counsel to the Holders or their respective Affiliates of any information learned by Holders/Company Acquisition Counsel in the course of its representation of the Holders and the Stockholder Representative or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Holders/Company Acquisition Counsel’s duty of confidentiality.
(d)    From and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with Holders/Company Acquisition Counsel, unless and to the extent Holders/Company Acquisition Counsel is expressly engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either (i) such engagement involves no conflict of interest with respect to the Holders, the Stockholder Representative and/or any of their respective Affiliates or (ii) the Holders, the Stockholder Representative and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Surviving Corporation by Holders/Company Acquisition Counsel after the Closing shall not affect the foregoing provisions hereof. Furthermore, Holders/Company Acquisition Counsel, in its sole discretion, shall be permitted to withdraw from representing the Surviving Corporation in order to represent or continue so representing the Holders, the Stockholder Representative and/or any of their respective Affiliates.
(e)    Each of the parties to this Agreement consents to the arrangements in this Section 8.21 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Holders/Company Acquisition Counsel permitted hereunder.
Section 8.22        No Presumption Against Drafting Party. Each of Acquiror, Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 8.23        Prevailing Party. If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.

Section 8.24        Non-Recourse.
(a)    All Actions (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or the Ancillary Agreements, (ii) the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in connection with, or as inducement to enter into, this Agreement), (iii) any breach or violation of this Agreement or the Ancillary Agreements and (iv) any failure of the transactions contemplated by this Agreement or the Ancillary Agreements to consummated, in each case, may be brought only against (and are those solely of) the Persons that are expressly named as parties hereto and thereto, as applicable, and then only to the extent of the specific obligations of such Persons set forth herein or therein. No Person who is not a named party to this Agreement or any Ancillary Agreement, including any Related Parties of any such party to this Agreement or any Ancillary Agreement (each, a “Non-Party Affiliate”), shall have any liability (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) arising out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). To the maximum extent permitted by applicable Law, other than in the case of Fraud, each party hereto waives and releases all such Actions against any such Non-Party Affiliate. For the avoidance of doubt, the parties hereto acknowledge and agree that the Non-Party Affiliates referred to herein are intended third-party beneficiaries of this Section 8.24(a).
(b)    Acquiror knowingly, willingly, irrevocably and expressly acknowledges and agrees that the agreements contained in this Section 8.24 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 8.24, the Company would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.
Section 8.25        Release. Effective as of the Closing, to the fullest extent permitted by applicable Law, Acquiror, on behalf of itself, its Affiliates (including, following the Closing, the Surviving Corporation) and its and their respective successors and assigns, (collectively, the “Acquiror Releasors”), irrevocably and unconditionally releases and forever discharges the Holders, the Company and its Subsidiaries, and each of their respective Non-Party Affiliates (collectively, the “Company Releasees”) from any and all Actions, causes of action, claims, charges, complaints, demands, obligations, damages, Losses, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and whether in equity or at law, that such Acquiror Releasor has, had, or may have, in any capacity, against any Company Releasee, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date, in each case arising out of or related to the Shares, this Agreement and the subject matter hereof, the operation of the Company and its Subsidiaries, and the relationship of the Company Releasees with the Company and its Related Parties (the “Released Matters”); provided, that the foregoing release and discharge shall not apply to (i) claims with respect to Fraud, (ii) claims against any Company Releasees as an officer or employee in their capacity as such and (iii) claims for breach of this Agreement. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Holder and the Company, on his, her or its own behalf and on behalf of his, her or its Affiliates, heirs, successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or under such Holder or the Company, as applicable, and/or any of his, her or its respective Affiliates (collectively, the “Company Releasors”, and together with the Acquiror Releasors, the “Releasors”), irrevocably and unconditionally releases and forever discharges Acquiror, Sub, and after the Closing, the Surviving Corporation, and each of their respective present and former directors, managers, officers, equity holders, agents, partners, employees, agents, representatives, successors and assigns and their respective Affiliates (collectively, the “Acquiror Releasees”, and together with the Company Releasees, the “Releasees”) from the Released Matters to the extent arising from or related to such Company Releasor’s direct or indirect equity ownership in the Company, this Agreement and the subject matter hereof or the operation of the Company or its Subsidiaries; provided, that the foregoing release and discharge shall not apply to (i) claims with respect to Fraud, (ii) claims for indemnification in a Company Releasor’s capacity as a director or officer of the Company or any of its Subsidiaries and (iii) claims for breach of this Agreement. Each Releasor acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Releasor acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, each Releasor agrees that effective as of the Closing, it shall be deemed to waive any such provision. Each Acquiror Releasor covenants and agrees not to, and shall cause each of its Affiliates not to, assert any such claim against any Releasee.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ERGO ACQUISITION LLC

By:	/s/ Christopher McRorie
Name: Christopher McRorie
Title: Vice President, General Counsel and Secretary

ALOHA MERGER SUB LLC

By:	/s/ Christopher McRorie
Name: Christopher McRorie
Title: Vice President, General Counsel and Secretary

EBP LIFESTYLE BRANDS HOLDINGS, INC.,

By:	/s/ Raj U. Dalal
Name: Raj U. Dalal
Title: Vice President, Secretary & Treasurer

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ Stephen Keller
Name: Stephen Keller
Title: Chief Financial Officer

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